Post-Qualification Amendment No. 1

File No. 024-11532

Explanatory Note: This version of Post-Qualification Amendment No. 1 corrects the date on the cover page and signature page, and amends the Offering Statement of RoyaltyTraders LLC dba SongVest originally qualified on September 28, 2021 to add, update and/or replace information contained in the Offering Statement.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

Offering Circular, Dated February 9, 2022

RoyaltyTraders LLC dba SongVest

1053 East Whitaker Mill Rd., Suite 115

Raleigh, NC 27604

(919) 324-2945

www.songvest.com

Best Efforts Offering of Royalty Share Units

RoyaltyTraders LLC, a Delaware limited liability company (which we refer to as “SongVest”, “we,” “us,” “our” or “our company”), is offering, on a best efforts basis, units (the “Royalty Share Units”) representing the right to a portion of specified royalty sharing agreements (each, a “Royalty Share Agreement”) identified in the “Royalty Share Offering Table” beginning on page iii. The Royalty Share Units will be made available for purchase via our web-based investment platform www.songvest.com (the “SongVest Platform”).

All of the Royalty Share Units of our company offered hereunder may collectively be referred to in this Offering Circular as the “Royalty Share Units” and each, individually, as a “Royalty Share Unit.” The Royalty Share Agreements described above may collectively be referred to in this Offering Circular as the “Royalty Share Agreements” and each, individually, as a “Royalty Share Agreement.” Finally, the offerings of the Royalty Share Units may collectively be referred to in this Offering Circular as the “offerings” and each, individually, as an “offering.” See “Securities Being Offered” for additional information regarding the Royalty Share Units.

The Royalty Share Units represent the contractual right to receive a portion of any royalty stream from the music portfolio underlying Royalty Share Agreements. SongVest will enter into Royalty Share Agreements with music portfolio owners to obtain rights to the music portfolio which, once the purchase option is executed, will result in SongVest receiving all of, or a portion of the royalties generated by that portfolio. Investors will acquire Royalty Share Units from SongVest to receive a pro rata portion of what SongVest has received (net of SongVest’s Administrative Fee) based on the number of Royalty Share Units that investor holds compared to the outstanding number of Units for that interest. Purchasing the Royalty Share Units does not confer to the investor any ownership in our company or the underlying music portfolio.

There will be a separate closing with respect to each offering. The closing of an offering will occur on the earliest to occur of (i) the date subscriptions for the number of Royalty Share Units offered for a Royalty Share Agreement have been accepted or (ii) a date determined by our company in its sole discretion, provided that subscriptions for the number of Units offered for a Royalty Share Agreement have been accepted. If closing has not occurred, an offering shall be terminated upon (i) the date which is one year from the date such Offering Circular or amendment thereof, as applicable, is qualified by the U.S. Securities and Exchange Commission, or the Commission, or (ii) any date on which our company elects to terminate the offering for a particular Royalty Share in its sole discretion. No securities are being offered by existing securityholders.

Each offering is being conducted on a “best efforts” basis pursuant to Tier 2 of Regulation A promulgated under the Securities Act of 1933, as amended. The subscription funds advanced by prospective investors as part of the subscription process will be held in a non-interest bearing escrow account with North Capital Private Securities Corporation and will not be commingled with the operating account of our company until, if and when there is a closing with respect to that investor group. Our company will be permitted to purchase Royalty Share Units alongside investors in offerings of series of Royalty Share Units conducted by our company at its discretion. The company will not use the proceeds raised from an offering for such purposes – rather, the company would use its own, separate cash reserves to purchase such Royalty Share Units.

	Price to public	Broker-Dealer discount and commissions(2)	Proceeds to Issuer(4)
“Hit The Quan” Royalty Share Agreement
Per Royalty Share Unit (1)	$16.00	$0.00	$16.00
Total Minimum (3)	$31,200.00	$0.00	$31,200.00
Total Maximum (3)	$31,200.00	$0.00	$31,200.00
“Sanguine Paradise” Royalty Share Agreement
Per Royalty Share Unit	$250	$2.50	$247.50
Total Minimum (3)	$47,500.00	$475.00	$47,025.00
Total Maximum (3)	$158,000.00	$1,580.00	$156,420.00
“Gang Forever” Royalty Share Agreement
Per Royalty Share Unit	$250.00	$2.50	$247.50
Total Minimum (3)	$57,000.00	$570.00	$56,430.00
Total Maximum (3)	$190,000.00	$1900.00	$188,100.00
“3 Headed Goat” Royalty Share Agreement
Per Royalty Share Unit	$250.00	$2.50	$247.50
Total Minimum (3)	$161,500.00	$1615.00	$159,885.00
Total Maximum (3)	$537,750.00	$5377.50	$532,372.50

(1)	A “second-price” auction was utilized to help our company determine the Royalty Share Unit price for this series being offered by our company, which was conducted during “testing the waters” period under Rule 255 of Regulation A. See “Plan of Distribution and Selling Securityholders – Price Discovery” for further information on how our company determined the offering price per share for this series of Royalty Share Units. There is no obligation for any person who indicated interest as part of the auction process to invest in the Royalty Share Units.

(2)	We have engaged Dalmore Group, LLC, member FINRA/SIPC (“Dalmore”) to perform administrative and technology related functions in connection with this offering, but not for underwriting or placement agent services. Compensation to Dalmore includes a 1% commission payable to Dalmore for proceeds raised, as well as a one-time due diligence fee of $5,000 and one-time consulting fee of $20,000 payable by our company to Dalmore. With the exception of the “Hit the Quan” offering, we intend to use a portion of our Sourcing Fee to pay the 1% commission payable to Dalmore, which is estimated to be a total of $9,169.50 for all offerings listed in the table above.

(3)	Because these are best efforts offerings, the actual public offering amounts and proceeds to us are not presently determinable and may be substantially less than each total maximum offering set forth above. Further, for each offering set forth above, we will only close on investments and accept funds from investors if we have raised the minimum offering amount set forth above for each offering. Investors’ funds will be placed in an escrow account until the applicable minimum offering is met. Escrowed funds will be invested only in investments permissible under SEC Rule 15c2-4 (See Notice 84-7). In the event the Offering Amount is not met, all investors’ funds will be promptly returned to each subscriber in accordance with SEC Rule 10b-9.

(4)	Our company has assumed and will not be reimbursed for offering expenses. See “Use of Proceeds to Issuer” for additional information.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and, as such, may elect to comply with certain reduced reporting requirements for this Offering Circular and future filings after the offerings.

An investment in our Royalty Share Units involves a high degree of risk. See “Risk Factors” on page 5 for a description of some of the risks that should be considered before investing in our Royalty Share Units.

Generally, no sale may be made to you in any offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF ANY OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

We are offering to sell, and seeking offers to buy, our Royalty Share Units only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our Royalty Share Units. Neither the delivery of this Offering Circular nor any sale or delivery of our Royalty Share Units shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

This Offering Circular is following the Offering Circular format described in Part II (a)(1)(i) of Form 1-A.

i

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Offering Circular includes some statements that are not historical and that are considered “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of our company, our manager, our company and the SongVest Platform; and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express our manager’s expectations, hopes, beliefs, and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates”, “believes”, “continue”, “could”, “estimates”, “expects”, “intends”, “may”, “might”, “plans”, “possible”, “potential”, “predicts”, “projects”, “seeks”, “should”, “will”, “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Offering Circular are based on current expectations and beliefs concerning future developments that are difficult to predict. Neither we nor our manager can guarantee future performance, or that future developments affecting our company, our manager or the SongVest Platform will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are also described below under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

ii

ROYALTY SHARE UNITS OFFERING TABLE

The table below shows key information related to the offering of each series of Royalty Share Units. Please also refer to “The Underlying Portfolio” and “Use of Proceeds” sections for further details.

Royalty Share Unit Name	Underlying Portfolio(s)	Offering Price per Unit (1)	Minimum Offering Amount	Maximum Offering Amount	Maximum Units	Opening Date	Closing Date	Status
“Hit The Quan”	“Hit the Quan” Producer’s Share	$16.00	$31,200	$31,200	1,950	September 30, 2021	[ ]	Open
“Sanguine Paradise”*	“Sanguine Paradise” Writer’s Share	$250.00	$47,500	$158,000	632	[ ]	[ ]	Not Yet Launched
“Gang Forever”*	“Gang Forever” Artist’s Share	$250.00	$57,000	$190,000	760	[ ]	[ ]	Not Yet Launched
“3 Headed Goat”*	“3 Headed Goat” Writer’s Share	$250.00	$161,500	$537,750	2,151	[ ]	[ ]	Not Yet Launched

Asterisks (*) denote series submitted for qualification by the SEC in this Post-Qualification Amendment No. 1 to the offering statement of which this Offering Circular forms a part.

(1)	The offering price per Royalty Share Unit for each of our offerings was determined by our company. To assist in this determination, our company utilized a “second-price” auction during the testing the waters period under Rule 255 of Regulation A. See “Plan of Distribution and Selling Securityholders – Price Discovery” for further information on how our company determined the offering price per share for its Royalty Share Units being offered. There is no obligation for any person who indicated interest as part of the auction process to invest in any of our Royalty Share Units.

(2)	As described on the cover page of this Offering Circular, the Minimum Offering Amount is the minimum amount of proceeds our company must raise in order to close on investments in this offering. The Maximum Offering Amount includes the (i) cost to acquire the 100% of the Music Royalty Asset set forth in the “Underlying Portfolio(s)” column in the table above, and the Minimum Offering Amount represents the cost to acquire 30% of that Music Royalty Asset. Each of the minimum and maximum offering amounts (with the exception of the “Hit The Quan” offering) also includes Sourcing Fee equal to 16% to the purchase price of the Music Royalty Asset pursuant to the applicable Royalty Share Agreement.

iii

SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Offering Circular. You should read the entire Offering Circular and carefully consider, among other things, the matters set forth in the section captioned “Risk Factors.” You are encouraged to seek the advice of your attorney, tax consultant, and business advisor with respect to the legal, tax, and business aspects of an investment in our Royalty Share Units. All references in this Offering Circular to “$” or “dollars” are to United States dollars.

The Company

Overview

Revenue generated in the music industry is expected to grow in the foreseeable future. A June 2019 Goldman Sachs equity research report forecasted that the recorded music market will hit $45 billion by 2030, driven by 1.15 billion users paying for music-streaming subscriptions and 40% penetration in developed markets such as the U.S. Despite this optimistic outlook, many record labels continue to seek alternative methods of financing while optimizing their digital marketing strategy in the music streaming economy. Further, while donation crowdfunding platforms like Kickstarter, and investment platforms like Royalty Exchange have seen some success in providing opportunities to invest in music to the public, investors and music fans still have limited access to investing in music royalty assets. Even those who do have access to top quality music royalty assets are faced with high fees, lack of transparency, and significant operational overheads. With high transactional costs and low transaction volumes, investors in music assets often suffer from illiquidity, resulting in long holding periods that make such investments inaccessible and unattractive for many investors.

The SongVest Platform is our proposed solution to this problem. The SongVest Platform combines crowdfunding, investing, and a social network involving fans to create a robust online marketplace where the public can acquire shares of music royalties in their favorite artists’ albums. The SongVest Platform allows investors to pick and invest in the royalty streams from compositions by their favorite artists, and get royalty distributions related to those assets. Additionally, SongVest allows investors to impact the success of artists with their albums. Record labels are provided with tools and strategies enabled by the SongVest Platform to collectively promote albums, potentially furthering the success of a release, and generating more revenue.

We plan to use the proceeds from these offering to acquire, hold and manage royalty interests derived from intellectual property created in the media industry (“Music Royalty Assets”). Music Royalty Assets are passive (non-operating) interests in media catalogs (collections of work) that provide the right to revenue produced from the catalog. As it relates to music catalogs, this includes revenue generated from streaming, downloads, physical album sales and other forms of usage by movies, television and advertisements.

We intend to acquire Music Royalty Assets ranging in price anywhere from $20,000 to $250,000. Some assets may also be below or above this range. Our mission is to democratize wealth accumulation by providing access, liquidity and transparency to investments in Music Royalty Assets.

Our company will charge a 16% “sourcing fee” for Music Royalty Assets acquired using the proceeds from our offerings (the “Sourcing Fee”). The Sourcing Fee may be waived or reduced by our manager. Additionally, our company will receive an “administrative fee” of up to 10% of value of the value of the royalty payments collected by our company to be distributed to holders of the Royalty Share Units, as compensation for managing the Music Royalty Assets (and corresponding Royalty Share Agreements) (the “Administrative Fee”). The amount of the Administrative Fee will be determined by the company for each series of Royalty Share Units on an individual basis, and will only be received by our company if distributions are made to Royalty Share Unit holders. If no distributions are made, no Administrative Fees will be received by our company.

History and Structure

Our company is a limited liability company formed on March 18, 2021 pursuant to the Delaware Limited Liability Company Act, or the LLC Act.

Manager

The company has designated Sean Peace and Alexander Guiva as the managers of our company. Throughout this Offering Circular, we refer to Sean Peace and Alexander Guiva together as the “manager”.

The manager has identified the Music Royalty Assets that the proceeds of the offerings described in this Offering Circular will be used to purchase, and generally is responsible for the day-to-day operations of our company.

Price Discovery

To determine the per Royalty Share Unit price for each series of such units, we may utilize a “second-price” auction during a testing the waters period under Rule 255 of Regulation A. SongVest will display the projected number of Royalty Share Units to be offered in a particular series’ offering in an auction environment. Each bidder can bid for as many or as few Royalty Share Units as they are willing to pay for, subject to a minimum bid size of one Royalty Share Unit. However, all winning test bidders have a projected payment based only on the lowest qualifying (successful) bid. The bid price will only increment higher when all Royalty Share Units of the next bid increment are completely bid out. Then the process repeats itself for the next round of bidding. If there are more successful bids than Royalty Share Units available, priority goes to the bidders whose bids are the highest and then to bidders who submitted their bids first in time. In order to beat a competing bidder, a bidder must bid a higher price per Royalty Share Unit than the other bidder(s), regardless of the number of Royalty Share Units that are being bid for. Bidding is conducted in $1.00 increments.

Any bids submitted in the “second-price” auction described above will only be non-binding indications of interest as required by Rule 255 of Regulation A. No commitments to invest or funds will be accepted prior to qualification of a series of Royalty Share Units. The “second-price” auction is solely being used to gauge interest and to help guide our company in determining a price for a particular offering of Royalty Share Units. Any person who indicated interest as part of the auction process has no obligation to invest or respond to the company’s solicitations following qualification of the offering as the price determined by the auction. Our company has ultimate discretion as to what price will be set for all Royalty Share Units that it offers, and has no obligation to set a particular price based on the results of such an auction. We may also forego conducting a second-price auction altogether, and determine the price for our Royalty Share Units internally.

Distributions

The Royalty Share Units provide investors with the pro rata right to cash flow (consisting of music royalties) generated pursuant to a particular Royalty Share Agreement, following the deduction of Administrative Fees by our company. As royalties are paid to our company pursuant to a Royalty Share Agreement, we will place all those royalties in a designated bank account. Each quarter, all royalties received by our company pursuant to that Royalty Share Agreement will be distributed to the applicable Royalty Share Unitholders on a pro rata basis, after deducting the Administrative Fee. For the terms of each series of Royalty Share Unit being offered by our company, see the “Securities Being Offered” section of this Offering Circular.

The Offerings

Securities being offered:

We are offering the number of Royalty Share Units of each series at a price per interest set forth in the “Series Offering Table” section above.

Each series of Royalty Share Units relates to a different Music Royalty Asset, and has its own terms. See “Securities Being Offered” for further details. The Royalty Share Units are investment contracts which make royalty share payments based on the flow of royalties from a particular Music Royalty Asset, which is governed by the terms of the applicable Royalty Share Agreement relating to the Music Royalty Asset. The Royalty Share Units do not have any voting rights, and do not represent any ownership interest in our company. The purchase of a particular series of Royalty Share Units is an investment only in that particular Music Royalty Asset of our company and does not create any rights to royalty payments from any other Music Royalty Asset. The Royalty Share Agreements are structured as a purchase option, which gives us the right, but not the obligation to purchase a specific Music Royalty Asset subject to the agreement through the proceeds of the unit series offering related to that Music Royalty Asset.

Minimum subscription:	The minimum subscription by an investor is one (1) Royalty Share Unit. The per Royalty Share Unit price will vary by series.

Broker:	We have entered into an agreement with the Dalmore Group, LLC (the “Broker”), which is acting as our executing broker in connection with each offering. The Broker is a broker-dealer which is registered with the Commission and will be registered in each state where each offering will be made prior to the launch of such offering and with such other regulators as may be required to execute the sale transactions and provide related services in connection with each offering. The Broker is a member of Financial Industry Regulatory Authority, Inc., or FINRA, and the Securities Investor Protection Corporation, or SIPC.

Restrictions on investment:

Each investor must be a “qualified purchaser.” See “Plan of Distribution and Selling Securityholders—Investor Suitability Standards” for further details. Our manager may, in its sole discretion, decline to admit any prospective investor, or accept only a portion of such investor’s subscription, regardless of whether such person is a “qualified purchaser.” Furthermore, our manager anticipates only accepting subscriptions from prospective investors located in states where the Broker is registered.

Generally, no sale may be made to you in any offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Escrow account:

The subscription funds advanced by prospective investors as part of the subscription process will be held in a non-interest bearing escrow account with North Capital Private Securities Corporation, the “Escrow Agent”, and will not be commingled with the operating account of any series of units until, if and when there is a closing with respect to that investor group.

When the Escrow Agent has received instructions from our manager that an offering will close and the investor’s subscription is to be accepted (either in whole or part), then the Escrow Agent shall disburse such investor’s subscription proceeds in its possession to the account of the particular series of units.

If any offering is terminated without a closing, or if a prospective investor’s subscription is not accepted or is cut back due to oversubscription or otherwise, such amounts placed into escrow by prospective investors will be returned promptly to them without interest. Any costs and expenses associated with a terminated offering will be borne by our manager.

Offering period:	There will be a separate closing with respect to each offering. The closing of an offering will occur on the earliest to occur of (i) the date subscriptions for the number of Royalty Share Units offered for a series have been accepted or (ii) a date determined by our manager in its sole discretion, provided that subscriptions for the number of Royalty Share Units offered for a series have been accepted. If closing has not occurred, an offering shall be terminated upon (i) the date which is one year from the date such Offering Circular or amendment thereof, as applicable, is qualified by the Commission, which period may be extended with respect to a particular series by an additional six months by our manager in its sole discretion, or (ii) any date on which our manager elects to terminate the offering for a particular series of units in its sole discretion. No securities are being offered by existing securityholders.

Use of proceeds:	The proceeds received in an offering will be applied in the following order of priority of payment:

● Acquisition Cost of the Music Royalty Asset: Actual cost of the underlying Music Royalty Asset related to a series of Royalty Share Units;

●

Offering Expenses: In general, these costs include actual fees, costs and expenses incurred in connection with an offering, including legal, accounting, escrow, underwriting, filing and compliance costs, as applicable, related to a specific offering;

●

Acquisition Expenses: In general, these include costs associated with the acquisition of the Music Royalty Assets related to a series of Royalty Share Units, such as due diligence costs (i.e. lien searches, confirming sellers have valid royalty rights, etc.) and legal costs (in connection with contract drafting, etc.).

●

Sourcing Fee: We will be paid a sourcing fee from the proceeds of each offering as compensation for sourcing each Music Royalty Asset in an amount equal to 16% of the consideration being paid for the “purchase price” for the Music Royalty Asset set forth in the applicable Royalty Share Agreement for each offering; provided that such sourcing fee may be waived or reduced by the company, at the discretion of our manager.

Our company bears all offering expenses and acquisition expenses described above on behalf of each series of Royalty Share Units that are offered by the company, and will be reimbursed from the proceeds of each offering for certain offering expenses, but not for acquisition expenses or certain offering expenses (such as legal costs, etc.). See “Use of Proceeds to Issuer” and “Plan of Distribution and Selling Securityholders—Fees and Expenses” sections for further details.

Risk factors:	Investing in our Royalty Share Units involves risks. See the section entitled “Risk Factors” in this Offering Circular and other information included in this Offering Circular for a discussion of factors you should carefully consider before deciding to invest in our Royalty Share Units.

RISK FACTORS

The Royalty Share Units offered hereby are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment. There can be no assurance that our investment objectives will be achieved or that a secondary market would ever develop for our Royalty Share Units, whether via the SongVest Platform, via third party registered broker-dealers or otherwise. The risks described in this section should not be considered an exhaustive list of the risks that prospective investors should consider before investing in our Royalty Share Units. Prospective investors should obtain their own legal and tax advice prior to making an investment in our Royalty Share Units and should be aware that an investment in our Royalty Share Units may be exposed to other risks of an exceptional nature from time to time. The following considerations are among those that should be carefully evaluated before making an investment in our Royalty Share Units.

Risks Related to the Structure, Operation and Performance of our Company

Our company was recently formed, has no track record and no operating history from which you can evaluate our company or this investment.

Our company was recently formed and has generated revenues to date from operations that are secondary to our company’s primary plan of operations, which is the acquiring and managing of Music Royalty Assets. With respect to acquiring and managing Music Royalty Assets, our company has no operating history upon which prospective investors may evaluate its performance. No guarantee can be given that our company will successfully employ the Music Royalty Assets to create a return for investors.

We currently are not generating sufficient revenue to carry out our planned business operations. We expect our operations to continue to consume substantial amounts of cash.

We expect that, until we acquire a sufficient amount of Music Royalty Assets, we will not be generating sufficient revenue to carry out our planned operations. In order to generate sufficient revenues to carry out our plan of operations and cover our expenses, including the expenses of our offerings, we believe we will need to continue to acquire Music Royalty Assets until we reach a sufficient scale. We expect that our costs may increase as we continue identifying and negotiating with artists and record labels and entering into new Royalty Share Agreements and thereby incurring more costs. Further, the Music Royalty Assets we license may still be in development (such as an incomplete music album from an artist) and therefore may not be generating sales when we acquire such assets. If a lack of available capital means that we are unable to expand our operations or otherwise take advantage of business opportunities, our business, financial condition and results of operations could be adversely affected.

We expect that, in order to maintain and grow our operations, we will need to promote multiple Royalty Share Unit offerings. There can be no assurance that we will be able to promote enough offerings to sustain our business model.

Although SongVest already has a pipeline of royalty holders to seed our company with offerings, we will need to have a continuous pipeline of offerings that allow us to achieve certain economies of scale in regard to marketing, distribution and other functions. However, we may fail to have enough pipeline of offerings to support our business model and we may fail to achieve economies of scale. There can be no assurance that we will be able to have a sufficient number of successful offerings to achieve revenues that exceed our costs and margins that justify our continued operations.

There are few businesses that have pursued a strategy or investment objective similar to ours, which may make it difficult for our company and Royalty Share Units to gain market acceptance.

We believe that few other companies crowd fund Music Royalty Assets or propose to run a platform for crowd funding Music Royalty Assets. Our company and our Royalty Share Units may not gain market acceptance from potential investors, potential asset sellers or service providers within the music industry. This could result in an inability of our manager to operate the Music Royalty Assets profitably. This could impact the issuance of further series of Royalty Share Units and additional Music Royalty Assets being acquired by us. This would further inhibit market acceptance of our company and if we do not acquire any additional Music Royalty Assets in a timely manner, it will be difficult for us to establish a sustainable business strategy and gain market acceptance.

Our success depends in large part upon our manager and its ability to execute our business plan.

The successful operation of our company is in part dependent on the ability of our manager to enter into Royalty Share Agreements for Music Royalty Assets. The success of our company (and therefore, each series of Royalty Share Units) will be highly dependent on the expertise and performance of our manager, its expert network and other investment professionals (which include third party experts) to source, acquire and manage the Music Royalty Assets. The loss of the services of one or both members of the manager could have a material adverse effect on the Music Royalty Assets, in particular, their ongoing management and ability to provide value for the holders of the series Royalty Share Units.

In the event a royalty holder breaches the terms of a Royalty Share Agreement, we would have limited recourse and due to that we may not be able to collect the royalties the royalty holder represented and may not be able to get the funds paid to the royalty holder back to reimburse the investors.

Each Royalty Share Agreement will be between a royalty holder and SongVest. Holders of our Royalty Share Units will have no rights under any Royalty Share Agreement, whether as third-party beneficiaries or otherwise. In the event that we terminate any Royalty Share Agreement due to a material breach by a royalty holder – for example, if the royalties they represent they owned were in fact not theirs to assign royalty income rights to – we will likely not make any royalty payments to holders of the relevant Royalty Share Units.

We intend to enforce all contractual obligations to the extent we deem necessary and in the best interests of our company and holders of Royalty Share Units. However, the royalty holder who misrepresents the royalties they have assigned in the Royalty Share Agreement may not return some or all of the payments they received as part of the sale of the Music Royalty Asset to SongVest, which means that Royalty Share Unit holders may not receive some or all of the investment they made in those units.

Potential breach of the security measures of the SongVest Platform could have a material adverse effect on our company, each series of our Royalty Share Units and the value of your investment.

The highly automated nature of the SongVest Platform through which potential investors bid during the testing the waters phase, or acquire Royalty Share Units may make it an attractive target and potentially vulnerable to cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions. The SongVest Platform processes certain confidential information about investors. While we intend to take commercially reasonable measures to protect our confidential information and maintain appropriate cybersecurity, the security measures of the SongVest Platform, our company, our manager or our service providers could be breached. Any accidental or willful security breaches or other unauthorized access to the SongVest Platform could cause confidential information to be stolen and used for criminal purposes or have other harmful effects. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity, or loss of the proprietary nature of our manager’s and our company’s trade secrets. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in the SongVest Platform software are exposed and exploited, the relationships between our company, investors, users and the asset sellers could be severely damaged, and our company could incur significant liability or have its attention significantly diverted from utilization of the Music Royalty Assets, which could have a material negative impact on the value and payments available for the Royalty Share Units.

Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we, the third-party hosting used by the SongVest Platform and other third-party service providers may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, federal regulators and many federal and state laws and regulations require companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause investors, the asset sellers or service providers within the industry, including insurance companies, to lose confidence in the effectiveness of the secure nature of the SongVest Platform. Any security breach, whether actual or perceived, would harm our reputation and the SongVest Platform and we could lose investors and the asset sellers. This would impair our ability to achieve our objectives of acquiring additional Music Royalty Assets through the issuance of further series of Royalty Share Units and monetizing them together with existing assets through revenue generating events and leasing opportunities.

We may encounter limitations on the effectiveness of our internal controls and a failure of our internal controls to prevent error or fraud may harm our business and holders of Royalty Share Units.

Because we operate with minimal employees, we may encounter limitations on the effectiveness of our internal controls over financial reporting, public disclosures and other matters. For example, as a result of our staffing, our processing of financial information may suffer from a lack of segregation of duties, such that journal entries and account reconciliations are not reviewed by someone other than the preparer. If we encounter limitations on the effectiveness of our internal controls and are unable to remediate them, we may not be able to report our financial results accurately, prevent fraud or file our periodic reports as a Regulation A reporting company in an accurate, complete and timely manner. This could harm our business and holders of Royalty Share Units.

Risks Related to the Music Industry

Income generated by music royalty rights may be reduced if the recorded music industry fails to grow or streaming revenue fails to grow at a sufficient rate to offset download and physical sales declines.

Legal digital music has rapidly grown since 2003, and revenue from music downloads and streaming services have emerged, with streaming revenue experiencing multi-year growth and currently accounting for more than 50% of the overall revenue in the recorded music business. According to the International Federation of the Phonographic Industry (“IFPI”), digital downloads accounted for only 5.9% of global digital recorded music revenue in 2019. Although revenue from digital downloads fell by 15.3% in 2019, that decline was more than offset by the 22.9% increase in streaming revenue in 2019.

There can be no assurances that this growth pattern will persist or that digital revenue will grow at a rate sufficient to offset declines in physical sales, or that changes in streaming models will not negatively impact income generated from our music royalty rights. A declining recorded music industry is likely to lead to reduced levels of revenue and operating income generated by the recorded music business. There are also a variety of factors that could cause the prices in the recorded music industry to be reduced. They are, among others, consumption during a global pandemic and fear for economic downturns, price competition from the sale of motion pictures and videogames in physical and digital formats, the negotiating leverage of mass merchandisers, big-box retailers and distributors of digital music, the increased costs of doing business with mass merchandisers and big-box retailers as a result of complying with operating procedures that are unique to their needs and any associated changes.

Changes in technology may affect our ability to receive payments from music royalty rights.

The recorded music business is dependent in part on technological developments, including access to and selection and viability of new technologies, and is subject to potential pressure from competitors as a result of their technological developments. For example, the recorded music business may be further adversely affected by technological developments that facilitate the piracy of music, such as Internet peer-to-peer filesharing activity, by an inability to enforce intellectual property rights in digital environments, and by a failure to develop successful business models applicable to a digital environment. The recorded music business also faces competition from other forms of entertainment and leisure activities, such as cable and satellite television, motion pictures, and videogames, whether in physical or digital formats. The new digital business, including the impact of ad-supported music services, some of which may be able to avail themselves of “safe harbor” defenses against copyright infringement actions under copyright laws, may also limit the recorded music industry’s ability to receive income from music royalty rights. Due to such “safe harbor” defenses, revenue from ad-supported music services may not fully reflect increases in consumption of recorded music. In addition, the recorded music industry is currently dependent on a small number of leading digital music services, which allows such services to significantly influence the prices that can be charged in connection with the distribution of digital music. It is possible that the share of music sales by a small number of leading mass-market retailers, as well as online retailers and digital music services, will continue to grow, which could further increase their negotiating leverage and put pressure on prices, ultimately decreasing the income we will receive from music royalty rights.

Failure to obtain, maintain, protect and enforce our intellectual property rights could substantially harm our business, operating results and financial condition.

The success of our company depends on our ability to obtain, maintain, protect and enforce our rights under each Royalty Share Agreement. The measures that we take to obtain, maintain, protect and enforce our rights, including, if necessary, litigation or proceedings before governmental authorities and administrative bodies, may be ineffective, expensive and time-consuming and, despite such measures, we may not be able to enforce royalty collection on our Music Royalty Assets. Additionally, changes in law may be implemented, or changes in interpretation of such laws may occur, that may affect our ability to obtain, maintain, protect or enforce rights to our Music Royalty Assets. Moreover, with music royalty rights, it is possible that despite our due diligence efforts there could be successful challenges by third parties to the ownership of a particular copyright or royalty stream or, if acquired as a group of assets, the entire group in which case the value of the asset(s) might be significantly less valuable, or have no value. Failure to obtain, maintain, protect or enforce our rights could harm our brand or brand recognition and adversely affect our business, financial condition and results of operation.

Digital piracy may lead to decreased sales in the recorded music industry and affect our ability to receive income from music royalty rights.

The combined effect of the decreasing cost of electronic and computer equipment and related technology such as the conversion of music into digital formats have made it easier for consumers to obtain and create unauthorized copies of music recordings in the form of, for example, MP3 files. For example, based on a global study conducted by IFPI in April 2018, more than one-third of music consumers pirated music, and that approximately 32% of the music privacy took place via stream-ripping. Such piracy will have a negative effect on revenues attributable to music royalty rights we acquire. In addition, while growth of music-enabled mobile consumers offers new opportunities for growth in the music industry, it also opens the market up to risks from behaviors such as “sideloading” and mobile app-based downloading of unauthorized content. As the business shifts to streaming music or access models, piracy in these models is increasing. For example, the practice of “stream-ripping,” where websites or software programs enable end-users to obtain an unauthorized copy of the audio file associated with a music video, is a growing practice among young people and in parts of the world with high mobile data costs. The impact of digital piracy on legitimate music sales and subscriptions is hard to quantify but we believe that illegal filesharing and other forms of unauthorized activity has a substantial negative impact on music sales and on the royalty income that we may receive, including royalties derived from music royalty rights. The music industry is working to control this problem in a variety of ways including by litigation, by lobbying governments for new, stronger copyright protection laws and more stringent enforcement of current laws, through graduated response programs achieved through cooperation with Internet service providers and legislation being advanced or considered in many countries, through technological measures and by enabling legitimate new media business models. However, we do not know whether such measures will be effective, and if such measures are not effective, our royalty income derived from our music royalty rights may decrease.

Sellers of the Music Royalty Assets do not owe any fiduciary duties to us or our investors, and they have no obligation to enhance the value of the underlying music royalty rights or disclose information to our investors.

The intellectual property owners have no obligation to enhance the value of the underlying music royalty rights we may acquire. For example, the recording artist may decide to retire which may have the effect of decreasing future royalty income on the music. Furthermore, neither the recording artist nor the intellectual property rights owner owe any fiduciary duties to us or our investors. Our investors will have no recourse directly against the recording artist or the intellectual property rights owner, either under the agreement to purchase the music royalty rights or under state or federal securities laws.

Risks Related to the Offerings and Ownership of our Royalty Share Units

Any amounts paid to holders of a particular series of Royalty Share Units will only reflect the royalty performance of the underlying Music Royalty Asset.

Investors are acquiring Royalty Share Units which reflect the royalty performance only of the Music Royalty Asset associated with those units. As such, investors will not receive the benefit of diversification in assets or share in the performance of other Music Royalty Assets relating to other series.

There is currently no public trading market for our Royalty Share Units; there can be no assurance that any trading market will develop.

There is currently no public trading market for any series of our Royalty Share Units, and an active market may not develop or be sustained. If an active public trading market for our Royalty Share Units does not develop or is not sustained, it may be difficult or impossible for investors to resell their Royalty Share Units at any price. Even if a public market does develop, the market price could decline below the amount an investor paid for their Royalty Share Units.

If a market ever develops for our Royalty Share Units, the market price and trading volume may be volatile.

If a market develops for our Royalty Share Units, the market price of our Royalty Share Units could fluctuate significantly for many reasons, including reasons unrelated to our performance, such as reports by industry analysts, investor perceptions, or announcements by our competitors regarding their own performance, as well as general economic and industry conditions. For example, to the extent that other companies, whether large or small, within our industry experience declines in their share price, the value of our Royalty Share Units may decline as well.

In addition, fluctuations in operating results of a particular series of Royalty Share Units or the failure of operating results to meet the expectations of investors may negatively impact the price of our securities. Operating results may fluctuate in the future due to a variety of factors that could negatively affect revenues or expenses in any particular reporting period, including vulnerability of our business to a general economic downturn; changes in the laws that affect our operations; competition; compensation related expenses; application of accounting standards; seasonality; and our ability to obtain and maintain all necessary government certifications or licenses to conduct our business.

There may be state law restrictions on an investor’s ability to sell its Royalty Share Units making it difficult to transfer, sell or otherwise dispose of our Royalty Share Units.

Each state has its own securities laws, often called “blue sky” laws, which (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration and (2) govern the reporting requirements for broker-dealers and stock brokers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. Also, the broker must be registered in that state. We do not know whether the Royalty Share Units being offered under this Offering Circular will be registered, or exempt, under the laws of any states. A determination regarding registration will be made by the broker-dealers, if any, who agree to serve as the market-makers for our Royalty Share Units. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our Royalty Share Units. Investors should consider the resale market for our Royalty Share Units to be limited. Investors may be unable to resell their Royalty Share Units, or they may be unable to resell them without the significant expense of state registration or qualification.

DILUTION

Dilution means a reduction in value, control or earnings of the Royalty Share Units the investor owns. There will be no dilution to any investors associated with any offering because once a particular series of Royalty Share Units is fully issued, our company will not sell additional Royalty Share Units of that same series.

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

We are offering, on a best efforts basis, the membership Royalty Share Units of each of the series in the “Series Offering Table” beginning on page iii. The offering price for each series was determined by our manager.

The SongVest Platform allows investors to acquire a series of our Royalty Share Units, which are tied to the performance of a specific Music Royalty Asset under the terms of a Royalty Share Agreement entered into by our company and the royalty rights holder. Through the use of the SongVest Platform, investors can browse and screen the potential investments and sign legal documents electronically. We intend to distribute each series of Royalty Share Units exclusively through the SongVest Platform. Neither our manager nor any other affiliated entity involved in the offer and sale of our Royalty Share Units is a member firm of FINRA, and no person associated with us will be deemed to be a broker solely by reason of his or her participation in the sale of our Royalty Share Units.

There will be a separate closing with respect to each series of Royalty Share Units. The closing of each series will occur on the earliest to occur of (i) the date subscriptions for the number of Royalty Share Units offered for a series have been accepted or (ii) a date determined by our manager in its sole discretion, provided that subscriptions for the number of Royalty Share Units offered for a series have been accepted. If closing has not occurred, an offering shall be terminated upon (i) the date which is one year from the date such Offering Circular or amendment thereof, as applicable, is qualified by the Commission, which period may be extended with respect to a particular series by an additional six months by our manager in its sole discretion, or (ii) any date on which our manager elects to terminate the offering for a particular series of units in its sole discretion.

The Royalty Share Units are being offered by subscription only in the United States and to residents of those states in which the offer and sale is not prohibited. This Offering Circular does not constitute an offer or sale of Royalty Share Units outside of the United States.

Those persons who want to invest in our Royalty Share Units must sign a subscription agreement for the particular series of Royalty Share Units, which will contain representations, warranties, covenants, and conditions customary for offerings of this type. See “—How to Subscribe” below for further details. Copies of the form of subscription agreement for each series are filed as Exhibit 4.1 and onwards in the offering statement.

Investors’ funds will be placed in an escrow account until our company receives proceeds equal to the Offering Amount. Any escrowed funds will be invested only in investments permissible under SEC Rule 15c2-4. In the event the Offering Amount is not met, all investors’ funds will be promptly returned to each subscriber in accordance with SEC Rule 10b-9.

Our company will be permitted to purchase Royalty Share Units in offerings of series of Royalty Share Units conducted by our company at its discretion. The company will not use the proceeds raised from the offering for such purposes – rather, the company would use its own, separate cash reserves to purchase such Royalty Share Units, should it choose to do so. Our company primarily intends to purchase Royalty Share Units only in situations where the company believes a particular offering may not reach the Offering Amount, and rather than terminate the offering, the company would purchase the remaining Royalty Share Units so that the offering may close, and investors can receive their Royalty Share Units.

The Royalty Share Units will be issued in digital book-entry form without certificates.

The company has engaged Dalmore Group, LLC (“Dalmore”) a broker-dealer registered with the SEC and a member of FINRA, to perform the following administrative and technology related functions in connection with our offerings, but not for underwriting or placement agent services:

●	Review investor information, including KYC (“Know Your Customer”) data, AML (“Anti Money Laundering”) and other compliance background checks, and provide a recommendation to the company whether or not to accept investor as a customer.

●

Review each investors subscription agreement to confirm such investors participation in the offering, and provide a determination to our company whether or not to accept the use of the subscription agreement for the investor’s participation.

●	Contact and/or notify the company, if needed, to gather additional information or clarification on an investor.

●	Not provide any investment advice nor any investment recommendations to any investor.

●	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or pursuant to the terms of the agreement (e.g. as needed for AML and background checks).

●	Coordinate with third party providers to ensure adequate review and compliance.

As compensation for the services listed above, the company has agreed to pay Dalmore $25,000 in one-time set up fees, consisting of the following:

●	$5,000 advance payment for due diligence fees.

●	$20,000 consulting fee due and payable immediately after FINRA issues a no objection letter.

In addition, the company will pay Dalmore a commission equal to 1% of the amount raised in the offering to support the offering once the SEC has qualified the Offering Statement and the offering commences. The company estimates the commission payable to Dalmore would be $312 for a fully-subscribed offering. This fee will be paid by the company, and not deducted from the proceeds of the offering. Additionally, we have agreed to pay Dalmore a flat fee of $1000 for each series of Royalty Share Units that we offer. As such, the total amount that our company estimates that it will pay Dalmore, pursuant to a fully-subscribed offering would be $1,312. These assumptions were used in estimating the fees due in the “Use of Proceeds.”

Investor Suitability Standards

Our Royalty Share Units are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in any series of Royalty Share Units of our company (in connection with any series of units offered under Regulation A) does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

For an individual potential investor to be an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who has:

1.	an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person and the mortgage on that primary residence (to the extent not underwater), but including the amount of debt that exceeds the value of that residence and including any increase in debt on that residence within the prior 60 days, other than as a result of the acquisition of that primary residence; or

2.	earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year.

If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details. For purposes of determining whether a potential investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles.

Our Royalty Share Units will not be offered or sold to prospective investors subject to ERISA and investors living in Canada

If an investor lives outside the United States, it is his or her responsibility to fully observe the laws of any relevant territory or jurisdiction outside the United States in connection with any purchase, including obtaining required governmental or other consent and observing any other required legal or other formalities.

Our manager will be permitted to make a determination that the subscribers of our Royalty Share Units in any offering are qualified purchasers in reliance on the information and representations provided by the subscriber regarding the subscriber’s financial situation. Before making any representation that your investment does not exceed applicable federal thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to http://www.investor.gov.

An investment in our Royalty Share Units may involve significant risks. Only investors who can bear the economic risk of the investment for an indefinite period of time and the loss of their entire investment should invest in our Royalty Share Units. See “Risk Factors.”

Minimum Investment

The minimum subscription by an investor is one (1) Royalty Share Unit of a particular series. The per unit price will vary by series.

Escrow Agent

The Escrow Agent is North Capital Private Securities Corporation, who has been appointed as escrow agent for each offering pursuant to escrow agreements among the Escrow Agent and our company. A copy of the escrow agreement is included as Exhibit 8.1 in the offering statement of which this Offering Circular is part.

Fees and Expenses

See “Use of Proceeds to Issuer” for a description of the specific expenses for each offering.

Offering Expenses

Included in the proceeds for each series of Royalty Share Units will be specific amounts to cover fees, costs and expenses incurred in connection with the offering of that series of Royalty Share Units (which we collectively refer to as the “Offering Expenses”). Offering Expenses consist of legal, accounting, escrow, underwriting, filing and compliance costs, as applicable, related to a specific offering.

Sourcing Fee

Our company will collect a sourcing fee as compensation for sourcing each Music Royalty Asset (which we refer to as the “Sourcing Fee”). This fee will be set at 16% of the “purchase price” – i.e. the price the company ultimately pays for the Music Royalty Asset upon purchase of such Music Royalty Asset which is set forth in the applicable Royalty Share Agreement. The “purchase price” is determined by the company in its sole discretion – however, we may utilize a “second price” auction to help determine an appropriate purchase price for an asset. The Sourcing Fee may be waived or reduced by our manager on per offering basis.

Price Discovery

To help us determine the per Royalty Share Unit price for each series, we may utilize a “second-price” auction during a testing the waters period under Rule 255 of Regulation A. No commitments to invest or funds will be accepted prior to qualification of a series of Royalty Share Units. The “second-price” auction is solely being used to gauge interest and to help guide our company determine a price for a particular offering of Royalty Share Units. By “winning” the auction, bidders will have first access to purchasing Royalty Share Units following qualification of the offering. Any person who indicated interest as part of the auction process has no obligation to invest or respond to the company’s solicitations following qualification of the offering as the price determined by the auction.

Prior to commencing an auction, SongVest will enter into an agreement with an owner of the Music Royalty Asset, pursuant to which the owner of the Music Royalty Asset will agree to allow SongVest to conduct an auction to determine the value of the Music Royalty Asset (the “Listing Agreement”). Additionally, the Listing Agreement will contain a “reserve price”, representing SongVest’s estimated value of the Music Royalty Asset. The “reserve price” only represents an estimation of what the value of the asset is, and is not binding on the asset seller or SongVest. The Listing Agreement does not bind the owner of the Music Royalty Asset or SongVest to enter into a Royalty Share Agreement. A form of the Listing Agreement is included as Exhibit 6.6 to the offering statement of which this Offering Circular forms a part.

SongVest will display the projected number of Royalty Share Units to be offered in a particular series’ offering in an auction environment. Each bidder can bid for as many or as few Royalty Share Units as they are willing to pay for, subject to a minimum bid size of one Royalty Share Unit. However, all “winning” test bidders have a projected payment based only on the lowest qualifying (successful) bid. The bid price will only increment higher when all Royalty Share Units of the next bid increment are completely bid out. Then the process repeats itself for the next round of bidding. If there are more successful bids than Royalty Share Units available, priority goes to the bidders whose bids are the highest and then to bidders who submitted their bids first in time. In order to succeed, a competing bidder must bid a higher price per Royalty Share Unit than the other bidder(s), regardless of the number of Royalty Share Units that are being bid for. Bidding is conducted in $1 increments.

Each “second-price” auction will have a set start and end date and time, which will be prominently displayed on the webpage where the auction is being hosted.

Registered users will be notified in email of upcoming auctions and we will promote the auctions as well on social media so that new users can register on the website to also participate in the auction.

Once the auction goes live, all registered users will have the opportunity to place a bid with number of Royalty Share Units they request. After submitting a bid, a bidder will see (i) the number of Royalty Share Units bid for; (ii) the bid price submitted for each of those Royalty Share Units; and (iii) the total number of Royalty Share Units already bid (all bidders) and the number of shares still available at that price. In the example below, we can see the user bid 500 Units at $11, and visually they can see that 500 units were bid and 500 units are still available.

The top bar chart visually represents how many Royalty Share Units (in total) were bid and how many are left. The bottom chart shows the status of the bidders units. Once all of the units for the current bid price are allocated, then the price moves to the next increment. In the example below, the $11 units have been fully bid out, and 750 units at the next price point ($12) have been allocated. The bidder can now visually see that the 750 units at $12 have taken 250 of the units they bid at $11. If all of the units at $12 are allocated, then this bidder will have zero units since their bid was at $11.

Bidders can always easily see the available Royalty Share Units as the share price increases and how that affects their current bid and/or proxy bid especially how it relates to their units being outbid which will reduce their number of units or totally eliminate their units they will have first access to following qualification. At that point they will need to enter a new bid at the next bid increment.

For proxy bids, in the example below, we can see how the user placed a proxy bid at a higher amount than the current bid. The bidder can easily see the priority of their Royalty Share Units as well as what bid price the proxy is.

Although there will initially be a set time and date that an auction will end, an auction end-time can be extended if a bid is placed in the last 5 minutes of an auction. If this occurs, the auction will be extended an additional 5 minutes. This can repeat until there are no further bids in the last 5 minutes of an auction, at which point the auction will close. All bidders in an auction will receive notification via email when they are outbid on any number of units they have and of the close of an auction. In the example below, users can also see all bids being placed and if they are a hard bid or proxy (auto) bid as well as the end time of the auction in the upper right.

BID HISTORY

Name	Price	Shares	Type	Date
Sean	$ 12	750	Proxy	07-01-2021 10:05 am
Sean	$ 11	500	Proxy	07-01-2021 10:05 am
25	$ 11	500	Normal	07-01-2021 10:03 am
16	$ 10	500	Normal	07-01-2021 9:52 am
15	$ 10	500	Normal	07-01-2021 9:52 am

Showing 1-5 of 5

1

Time Left: 16H:39M:28S

250

750 units @ $ 15

Bid History

EDIT PROXY BID

Any bids submitted in the “second-price” auction described above will only be non-binding indications of interest as required by Rule 255 of Regulation A. No commitments to invest or funds will be accepted prior to qualification of a series of Royalty Share Units. The “second-price” auction is solely being used to gauge interest and to help guide our company determine a price for a particular offering of Royalty Share Units, but our company has ultimate discretion as to what price will be set the price for all Royalty Share Units that it offers, and does has no obligation to set a particular price based on the results of such an auction. We may also forego conducting a second-price auction altogether, and determine the price for our Royalty Share Units internally.

Illustrative Example

Here is an example of how an auction might work (with “win” being used to represent the Royalty Share Units the bidder will have first access to following qualification of the offering):

If the series were to auction 1,000 Royalty Share Units for a certain Music Royalty Asset.

1.       Bidder “A” bids for 300 units at $22 each.

2.       Bidder “B” bids for 600 units at $21 each.

3.       Bidder “C” bids for 250 units at $18 each.

4.       Bidder “D” bids for 150 units at $17 each.

The outcome of this auction would be:

1.       Bidder “A” wins 300 units at $18 each.

2.       Bidder “B” wins 600 units at $18 each.

3.       Bidder “C” wins 100 units at $18 each.

The price is $18 per Royalty Share Unit as that was the lowest successful bid at which all of the Royalty Share Units are sold (hence the second price). Upon qualification by the SEC of an offering of the series of Royalty Share Units, all winning bidders would be given first access to buy the number of Royalty Share Units at which a successful auction is concluded during the TTW phase even if that number of units is lower than the number of units in their original bid. (See Bidder “C” in the example above). Non-winning bidders will be not be provided first access to invest in an offering, and will gain access to the offering at the same time as the general public.

The auction may be extended if i) the quantity and price of bids fail to meet the reserve price (the minimum price at which the SongVest is willing to sell the series of Royalty Share Units in an offering) and SongVest agrees to extend the auction beyond its normal timeframe or ii) if a bidder places a bid within the last 5 minutes of the auction, the auction will automatically be extended for 5 minutes.

After the Auction

Once an auction has been completed for a particular Music Royalty Asset, our company will review the results of the auction, and use that information to assist our company in setting a price for the Royalty Share Units for the offering of that Music Royalty Asset. These Royalty Share Units will only be available for purchase once the SEC has qualified an offering related to those Royalty Share Units.

Once qualified, our company will offer all “winning” bidders who participated in the auction a special 24 hour window that is only available to those “winning” bidders. In this 24 hour window, only this group will be provided access to the offering, providing them with an opportunity to invest before the offering is opened up to the general public. At such time, these “winning” bidders would be given the opportunity to buy the number of Royalty Share Units for which they submitted a bid submitted in the auction (or less, if they choose). “Winning” bidders may also purchase additional Royalty Share Units beyond what they have reserved once the 24 hour early-access window has concluded. “Winning” bidders have no obligation to invest or even respond to the company’s solicitations following qualification of the offering.

The Company will notify “winning” bidders via email that the offering has been qualified, the Royalty Share Units are available for purchase, and will advise them of this special 24 hour window available to them.

All Royalty Share Units will be offered for purchase via our web-based investment platform www.songvest.com.

Additional Information Regarding this Offering Circular

We have not authorized anyone to provide information regarding this offering other than as set forth in this Offering Circular. Except as otherwise indicated, all information contained in this Offering Circular is given as of the date of this Offering Circular. Neither the delivery of this Offering Circular nor any sale made hereunder shall under any circumstances create any implication that there has been no change in our affairs since the date hereof.

From time to time, we may provide an “Offering Circular supplement” that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The offering statement we filed with the Commission includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the Commission and any Offering Circular supplement together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the Commission.

The Offering Circular and all supplements and reports that we have filed or will file in the future can be read on the Commission website at www.sec.gov or in the legal section on the SongVest Platform (at www.songvest.com/offering). The contents of the SongVest Platform (other than the offering statement, this Offering Circular and the appendices and exhibits thereto) are not incorporated by reference in or otherwise a part of this Offering Circular.

How to Subscribe

Potential investors who are “qualified purchasers” may subscribe to purchase our Royalty Share Units. Any potential investor wishing to acquire our Royalty Share Units must:

1.	Carefully read this Offering Circular, and any current supplement, as well as any documents described in the Offering Circular and attached as exhibits to the offering statement or which you have requested. Consult with your tax, legal and financial advisors to determine whether an investment in our Royalty Share Units is suitable for you.

2.	Review the subscription agreement (including the “Investor Qualification and Attestation” attached thereto), which was pre-populated following your completion of certain questions on the SongVest Platform application, and if the responses remain accurate and correct, sign the completed subscription agreement using electronic signature. Except as otherwise required by law, subscriptions may not be withdrawn or cancelled by subscribers.

3.	Once the completed subscription agreement is signed, you will be instructed to transfer funds in an amount equal to the purchase price for Royalty Share Units you have applied to subscribe for (as set out on the front page of your subscription agreement) by ACH into the escrow account. The Escrow Agent will hold such subscription monies in escrow until such time as your subscription agreement is either accepted or rejected by our manager and, if accepted, such further time until you are issued the Royalty Share Units.

4.	Our manager will review the subscription documentation completed and signed by you. You may be asked to provide additional information. Our manager will contact you directly if required. We reserve the right to reject any subscriptions, in whole or in part, for any or no reason, and to withdraw any offering at any time prior to closing.

5.	Once the review is complete, our manager will inform you whether or not your application to subscribe for the Royalty Share Units is approved or denied and if approved, the number of Royalty Share Units you are entitled to subscribe for. If your subscription is rejected in whole or in part, then your subscription payments (being the entire amount if your application is rejected in whole or the payments associated with those subscriptions rejected in part) will be refunded promptly, without interest or deduction. Our manager accepts subscriptions on a first-come, first served basis subject to the right to reject or reduce subscriptions.

6.	If all or a part of your subscription is approved, then the number of Royalty Share Units you are entitled to subscribe for will be issued to you upon the closing. Simultaneously with the issuance of the Royalty Share Units, the subscription monies held by the Escrow Agent in escrow on your behalf will be transferred to the account of the applicable series as consideration for such Royalty Share Units.

By executing the subscription agreement, you agree to be bound by the terms of the subscription agreement and the Royalty Share Units. Our company and our manager will rely on the information you provide in the subscription agreement, including the “Investor Qualification and Attestation” attached thereto and the supplemental information you provide in order for our manager to verify your status as a “qualified purchaser.” If any information about your “qualified purchaser” status changes prior to you being issued the Royalty Share Units, please notify our manager immediately using the contact details set out in the subscription agreement.

For further information on the subscription process, please contact our manager using the contact details set out in the “Where You Can Find Additional Information” section.

The subscription funds advanced by prospective investors as part of the subscription process will be held in a non-interest-bearing account with the Escrow Agent and will not be commingled with the operating account of our company, until if and when there is a closing with respect to that investor. When the Escrow Agent has received instructions from our manager that an offering will close and the investor’s subscription is to be accepted (either in whole or part), then the Escrow Agent shall disburse such investor’s subscription proceeds in its possession to our company. If an offering is terminated without a closing, or if a prospective investor’s subscription is not accepted or is cut back due to oversubscription or otherwise, such amounts placed into escrow by prospective investors will be returned promptly to them without interest or deductions. Any costs and expenses associated with a terminated offering will be borne by our company.

USE OF PROCEEDS TO ISSUER

The allocation of the net proceeds of each offering set forth below represents our intentions based upon our current plans and assumptions regarding the specified Music Royalty Asset. The company reserves the right to modify the use of proceeds

“Hit the Quan” Royalty Share Agreement

We estimate that the gross proceeds of the offering of “Hit the Quan” Royalty Share Agreement will be approximately $31,200 (the “Offering Amount”) assuming the full amount of the offering is sold, and will be used in the following order of priority of payment:

Uses	Dollar Amount	Percentage of Gross Cash Proceeds
Cash Consideration for Acquisition of Music Royalty Asset (1)	$31,200	100%
Sourcing Fee(2)	$0	0%
Offering Expenses(3)	$0	0%
Total Proceeds	$31,200	100%

(1)	The company entered into a Royalty Share Agreement with Kingdom Trust Company FBO Sean Peace for the “Hit the Quan” Music Royalty Asset on May 16, 2021, which is included as Exhibit 6.5.

(2)	The company is entitled to receive a Sourcing Fee as compensation for sourcing the “Hit the Quan” Music Royalty Asset in an amount equal to 16% of the value of the “purchase price” set forth in the Royalty Share Agreement. While the Sourcing Fee for this offering would have been $4,680 the company has elected to waive the Sourcing Fee payable to the company for this initial offering.

(3)	Represents certain other offering expenses related to fees payable to Dalmore ($1,000) and our transfer agent ($500), and the 1% commission payable to Dalmore of $312, each of which the company has decided to assume directly without deducting from the gross proceeds.

“Sanguine Paradise” Royalty Share Agreement

We estimate that the gross proceeds of the offering of “Sanguine Paradise” Royalty Share Agreement will be approximately $158,000 (the “Offering Amount”) assuming the full amount of the offering is sold, and will be used in the following order of priority of payment:

Uses	Minimum Offering	Percentage Use	Maximum Offering	Percentage Use
Cash Consideration for Acquisition of Music Royalty Asset (1)	$40,800.90	85.9%	$136,003.00	86.1%
Sourcing Fee(2)	$6,699.10	14.1%	$21,997.00	13.9%
Offering Expenses(3)	$-	0%	$-	0%
Total Proceeds	$47,500.00	100.0%	$158,000.00	100.0%

(1)	The company entered into a Royalty Share Agreement with the rightsholder of the “Sanguine Paradise” Music Royalty Asset with an effective date of December 8, 2021, a form of which is included as Exhibit 6.8 to this offering statement of which this offering circular forms a part.

(2)	The company is entitled to receive a Sourcing Fee as compensation for sourcing the “Sanguine Paradise” Music Royalty Asset in an amount equal to 16% of the value of the “purchase price” of the Music Royalty Asset set forth in the Royalty Share Agreement.

(3)	Represents certain other offering expenses related to fees payable to Dalmore ($1,000) and our transfer agent ($500), and the 1% commission payable to Dalmore on gross proceeds raised in this offering, each of which the company has decided to assume directly without deducting from the gross proceeds. However, the company will use the proceeds from the Sourcing Fee to pay the 1% commission to Dalmore.

“Gang Forever” Royalty Share Agreement

We estimate that the gross proceeds of the offering of “Gang Forever” Royalty Share Agreement will be approximately $190,000 (the “Offering Amount”) assuming the full amount of the offering is sold, and will be used in the following order of priority of payment:

Uses	Minimum Offering	Percentage Use	Maximum Offering	Percentage Use
Cash Consideration for Acquisition of Music Royalty Asset (1)	$49,091.40	86.1%	$163,638.00	86.1%
Sourcing Fee(2)	$7,908.60	13.9%	$26,362.00	13.9%
Offering Expenses(3)	$-	0%	$-	0%
Total Proceeds	$57,000.00	100.0%	$190,000.00	100.0%

(1)	The company entered into four Royalty Share Agreements with the rightsholders of the “Gang Forever” Music Royalty Asset, each of which with an effective date of December 8, 2021, as the company was required to enter into a separate agreement which each of the recording artists behind this Music Royalty Asset. Copies of each such Royalty Share Agreement are included as Exhibit 6.9 to this offering statement of which this offering circular forms a part.

(2)	The company is entitled to receive a Sourcing Fee as compensation for sourcing the “Gang Forever” Music Royalty Asset in an amount equal to 16% of the value of the “purchase price” of the Music Royalty Asset set forth in the Royalty Share Agreement.

(3)	Represents certain other offering expenses related to fees payable to Dalmore ($1,000) and our transfer agent ($500), and the 1% commission payable to Dalmore on gross proceeds raised in this offering, each of which the company has decided to assume directly without deducting from the gross proceeds. However, the company will use the proceeds from the Sourcing Fee to pay the 1% commission to Dalmore.

“3 Headed Goat” Royalty Share Agreement

We estimate that the gross proceeds of the offering of “3 Headed Goat” Royalty Share Agreement will be approximately $537,750 (the “Offering Amount”) assuming the full amount of the offering is sold, and will be used in the following order of priority of payment:

Uses	Minimum Offering	Percentage Use	Maximum Offering	Percentage Use
Cash Consideration for Acquisition of Music Royalty Asset (1)	$139,044.90	86.1%	$463,483.00	86.2%
Sourcing Fee(2)	$22,455.10	13.9%	$74,267.00	13.8%
Offering Expenses(3)	$-	0%	$-	0%
Total Proceeds	$161,500.00	100.0%	$537,750.00	100.0%

(1)	The company entered into a Royalty Share Agreement with the rightsholder of the “3 Headed Goat” Music Royalty Asset with an effective date of December 8, 2021, a form of which is included as Exhibit 6.10 to this offering statement of which this offering circular forms a part.

(2)	The company is entitled to receive a Sourcing Fee as compensation for sourcing the “3 Headed Goat” Music Royalty Asset in an amount equal to 16% of the value of the “purchase price” of the Music Royalty Asset set forth in the Royalty Share Agreement.

(3)	Represents certain other offering expenses related to fees payable to Dalmore ($1,000) and our transfer agent ($500), and the 1% commission payable to Dalmore on gross proceeds raised in this offering, each of which the company has decided to assume directly without deducting from the gross proceeds. However, the company will use the proceeds from the Sourcing Fee to pay the 1% commission to Dalmore.

THE UNDERLYING MUSIC PORTFOLIOS

The discussions contained in this section relating to the Music Royalty Assets underlying Royalty Share Agreements described herein, as well as the music industry in general are taken from the royalty statements from the royalty providers and third-party sources that we believe to be reliable. We believe that the information from such sources contained herein regarding the “Music Royalty Assets described below and the music industry are reasonable, and that the factual information therein is fair and accurate. However, investors should be aware that there is no guarantee that information derived from third-party sources is entirely accurate.

“Hit the Quan” Music Royalty Asset

Summary Overview

The “Hit The Quan” Music Royalty Asset is the underlying asset of the “Hit the Quan” Royalty Share Agreement. It contains the producer’s share of income from the master recording “Hit The Quan” recorded by the recording artist iLoveMemphis and released in 2015 by Sony Music. The producer, Cordarius Williams P/K/A BUCK NASTY, sold his producer royalty income previously to the Kingdom Trust Company FBO Sean Peace, which is a self-directed IRA of a member of our manager, Sean Peace. The “Hit the Quan” Royalty Share Agreement is structured as a purchase option, which gives us the right, but not the obligation to purchase the “Hit the Quan” Music Royalty Asset if we raise the maximum amount of proceeds in this Offering. Upon raising the Offering Amount in this offering, the company will be able to fund the purchase price required to exercise the purchase option pursuant to the “Hit the Quan” Royalty Share Agreement with Kingdom Trust Company FBO Sean Peace (filed as Exhibit 6.5 to the offering statement of which this Offering Circular forms a part), so that our company can purchase the right to receive the producer royalty revenue from this asset.

“Hit the Quan” Royalty Share Agreement Terms

The “Hit the Quan” Royalty Share Agreement is between Kingdom Trust Company FBO Sean Peace and our company. Pursuant to the “Hit the Quan” Royalty Share Agreement, for the purchase price of $31,200 (i.e., the purchase option), our company has the right to receive 100% of the producer’s revenue share for a term of 40 years starting June 1, 2021 through June 1, 2061. Revenues the company will be entitled to receive from the “Hit the Quan” asset pursuant to this agreement include revenues earned in connection with the sale and exploitation of the Masters (i.e., the official original recording of the song, and the source from which all the later copies are made), which will be paid at the percentage interest as defined in the “Hit the Quan” Royalty Share Agreement for the applicable revenue sources (e.g., Streaming). Sales shall be determined by reference to the royalty statements from the royalties paid to the producer bi-yearly by Sony Music, which shall be conclusive and binding upon the Parties, absent manifest error. Further, the “Hit the Quan” Royalty Share Agreement provides that all earnings from video exploitation of “Hit the Quan” Music Royalty Asset will also be paid to the company.

Financial Highlights

The royalties paid over the last two years from all revenue streams contemplated in the “Hit the Quan” Royalty Share Agreement has averaged $3,851 per year.

	2018 H1	2018 H2	2019 H1	2019 H2	2020 H1	2020 H2	2021 H1	Grand Total
HIT THE QUAN	$1,091.86	$1,130.70	$2,305.54	$1,609.10	$1,266.78	$2,555.86	$2,270.01	$12,229.85

“Hit The Quan” was released in 2015. The revenue increased from 2018 to 2019 and has remained basically flat from 2019 to 2020.

Service Providers	2018 H1	2018 H2	2019 H1	2019 H2	2020 H1	2020 H2	2021 H1	Grand Total
YouTube	$17.87	$102.09	$365.06	$412.01	$312.62	$836.07	$652.37	$2,698.09
Apple	$474.13	$402.98	$372.38	$352.87	$307.14	$710.84	$559.97	$3,180.31
Spotify	$300.02	$324.88	$282.42	$357.41	$287.09	$652.04	$598.61	$2,802.47
Amazon	$66.37	$60.70	$24.77	$131.78	$79.82	$236.59	$189.11	$789.14
Pandora	$123.36	$111.69	$72.90	$62.40	$54.07	$38.36	$43.55	$506.33
Facebook		$30.45	$20.17	$31.11	$90.12	$31.55	$39.06	$242.46
Peloton		$7.26	$12.51	$46.01	$43.39	$13.39	$8.57	$131.13
Deezer	$9.71	$5.86	$7.60	$6.88	$6.95	$10.36	$11.63	$58.99
The Rest	$100.40	$84.79	$1,147.73	$208.63	$85.58	$26.66	$167.14	$1,820.93
Total	$1,091.86	$1,130.70	$2,305.54	$1,609.10	$1,266.78	$2,555.86	$2,270.01	$12,229.85

(Note – the data in the tables above was taken from Sony Music royalty statements sent to the owner of the “Hit The Quan” Music Royalty Asset. Additionally, references to “H1” and “H2” refer to the first half of the year and the second half of the year, respectively. This data represents the most recent information available to the Company as of the date of this offering circular).

Administrative Fee for the “Hit the Quan” Royalty Share Agreement

The Administrative Fee (i.e., the amount to be paid to our company as a percentage of the value of the royalty payments collected by our company to be distributed to holders of “Hit The Quan” Royalty Share Units) is 1.00%.

Offering Information

The “Hit the Quan” Royalty Share Agreement offering commenced on September 30, 2021. As described under the “Securities Being Offered” section of this Offering Circular, each calendar quarter, all royalties received by our company pursuant to a Royalty Share Agreement will be distributed to the applicable Royalty Share Unitholders who are holding Royalty Share Units at the time of the distribution, after deducting the Administrative Fee. As of the date of this Offering Circular, the company has not closed upon any subscriptions for “Hit the Quan” Royalty Share Units, and has not issued any “Hit the Quan” Royalty Share Units to investors. As such, no royalties have yet been paid to holders of “Hit the Quan” Royalty Share Units.

“Gang Forever” Music Royalty Asset

Summary Overview

The “Gang Forever” Music Royalty Asset is the underlying asset of the “Gang Forever” Royalty Share Agreement. It contains fifty two percent (52%) of the recording artists’ share of income from the master recording for the compositions that make up the “Gang Forever” album which has been recorded by the recording artists of the HBK Gang collective including Iamsu!, Kehlani, Rossi, P-Lo, Skipper, Kool John, and Sage the Gemini.

The HBK Gang (short for the Heartbreak Gang) is an American hip hop collective based in the San Francisco Bay Area. Founded by Iamsu!, Chief, Skipper and P-Lo in 2008, members also include singer Kehlani, and rapper-producers Sage the Gemini, IsThatCJ, Rossi, Dave Steezy, Jay Ant, and Kool John. In August 2013, the group released their debut mixtape “Gang Forever”.

“Gang Forever” Royalty Share Agreement Terms

The “Gang Forever” Royalty Share Agreement is between the rightsholder of the “Gang Forever” Music Royalty Asset and our company. Pursuant to the “Gang Forever” Royalty Share Agreement, SongVest will have the right to receive up to 52% of the artist’s streaming revenue share for the life of the copyright of the master recordings for the compositions that make up the “Gang Forever” album. Revenues the company will be entitled to receive from the master recordings listed above pursuant to the “Gang Forever” Royalty Share Agreement include revenues earned in connection with the sale and exploitation of the Masters (i.e. the official original recording of the song, and the source from which all the later copies are made), which will be paid at the percentage interest as defined in the “Gang Forever” Royalty Share Agreement for the applicable revenue sources (e.g., Streaming). Sales shall be determined by reference to the royalty statements from the royalties paid to the rightsholder monthly by Empire Distribution, which shall be conclusive and binding upon the Parties, absent manifest error.

Whether SongVest purchases a portion (at minimum, 30%) or the entirety of this Music Royalty Asset depends on amount SongVest raises in this offering.

Financial Highlights

The data in this section was taken from Empire Distribution royalty statements sent to the owner of the “Gang Forever” Music Royalty Asset, and represents the most recent information available to the Company as of the date of this offering circular.

The royalties paid over the last four quarters from the revenue stream contemplated in the “Gang Forever” Royalty Share Agreement have averaged approximately $2,727 per quarter.

Gang Forever Album	2018				2019
Compositions	Qtr1	Qtr2	Qtr3	Qtr4	Qtr1	Qtr2	Qtr3	Qtr4
Never Goin’ Broke	2,844.53	2,455.33	2,541.11	2,466.05	2,177.10	2,060.80	2,163.09	2,008.27
She Ready	153.84	139.65	125.68	118.03	114.21	108.43	108.69	102.47
Gettin’ It	140.2	136.9	107	96.34	89.2	89.77	87.5	84.29
Down For The Click	118.57	114.61	105.53	89.54	85.17	81.75	80.53	71.61
Quit Cattin	119.06	105.08	92.66	81.48	77.97	81.11	75.5	64.84
Go Crazy	87.53	81.22	73.84	66.11	56.94	62.51	67.88	64.7
Can’t Hold Me Down	69.34	71.05	64.18	58.79	50.08	54.27	55.56	52.28
Album - General	71.81	46.59	83.5	28.68	28.54	35.68	52.48	25.47
They Don’t	58.99	55.67	50.86	51.99	44.22	39.03	34.07	37.8
No doubt	39.26	43.52	38.84	33.99	29.38	29.93	29.41	26.79
All That	39.38	38.11	34.47	32.01	28.73	30.81	31	26.56
Change Your Life	37.89	36.48	32.13	30.05	28.26	28.31	26.15	26.05
Little Bit	30.44	30	29.72	25.54	22.01	23.99	22.15	19.75
Bossed Up	25.04	26.34	25.62	21.84	19.73	23.44	21.85	20.34
Anita Baker	22.56	20.65	17.87	18.92	17.63	15.61	16.08	14.99
I Don’t Know Why	19.79	19.05	16.97	15.74	14.18	14.73	14.53	12.99
Right Here	20.38	18.41	16.15	16	14.35	15.16	13.44	13.08
Don’t Trip	17.67	17.76	15.13	14.59	13.95	14.6	13.72	12.29
Grand Total	3,916.30	3,456.41	3,471.25	3,265.69	2,911.66	2,809.92	2,913.64	2,684.57

Gang Forever Album	2020				2021			Grand
Compositions	Qtr1	Qtr2	Qtr3	Qtr4	Qtr1	Qtr2	Qtr3	Total
Never Goin’ Broke	2,389.85	1,925.17	1,851.02	1,949.99	2,140.80	2,205.69	1,521.71	32,700.49
She Ready	101.66	90.67	90.97	112.19	225.39	268.53	200.87	2,061.27
Gettin’ It	79.50	73.38	79.93	79.68	77.59	115.13	83.08	1,419.48
Down For The Click	64.88	56.90	61.21	61.68	61.66	66.99	44.47	1,165.10
Quit Cattin	61.44	56.15	57.73	60.49	56.45	60.36	48.10	1,098.42
Go Crazy	68.80	67.91	72.94	74.68	67.16	76.18	61.36	1,049.75
Can’t Hold Me Down	49.20	44.17	48.01	53.29	54.05	61.91	53.06	839.22
Album - General	27.90	29.46	59.73	48.60	60.98	49.97	27.77	677.17
They Don’t	32.45	28.53	28.42	27.67	27.42	31.64	21.30	570.06
No doubt	24.16	22.79	25.18	29.59	27.15	32.41	25.55	457.94
All That	24.97	28.11	25.63	23.96	23.63	29.28	25.13	441.78
Change Your Life	23.39	24.57	25.14	26.82	28.43	33.32	26.05	433.05
Little Bit	19.98	19.49	17.57	18.01	16.08	18.63	15.14	328.51
Bossed Up	20.11	16.89	17.92	17.13	17.67	20.51	14.61	309.04
Anita Baker	15.38	12.33	13.64	15.92	15.62	16.29	13.45	246.96
I Don’t Know Why	12.49	11.66	11.91	12.43	12.97	14.82	10.36	214.65
Right Here	12.39	10.81	11.09	11.34	11.50	13.75	8.49	206.36
Don’t Trip	12.64	10.19	10.44	10.39	9.65	12.71	12.52	198.26
Grand Total	3,041.19	2,529.18	2,508.49	2,633.87	2,934.18	3,128.11	2,213.04	44,417.50

The “Gang Forever” album was released in August 2013 and includes the hit track “Never Goin’ Broke”. Only the most recent quarterly data from 2018 forward is presented below for presentation purposes. We note that the below table includes a line titled “Album – General”. The royalties presented in this row are not associated with specific tracks. These royalties are categorized as album sales revenue.

Revenue by Income Type

Revenue sources by provider are shown below:

Gang Forever Album	2018				2019
Sources	Qtr1	Qtr2	Qtr3	Qtr4	Qtr1	Qtr2	Qtr3	Qtr4
Audio Stream	3,097.74	2,809.05	2,673.05	2,596.23	2,386.04	2,373.79	2,377.90	2,225.76
Video Stream	576.26	409.09	582.51	506.36	385.46	317.94	396.14	364.34
Track	170.16	151.05	129.47	132.36	109.82	81.19	84.31	67.86
Album	71.81	46.59	83.50	28.68	28.54	35.68	52.48	25.47
Royalty Collection	0.34	40.63	2.72	2.06	1.79	1.32	2.80	1.14
Blank	-	-	-	-	-	-	0.01	-
Grand Total	3,916.30	3,456.41	3,471.25	3,265.69	2,911.66	2,809.92	2,913.64	2,684.57

Gang Forever Album	2020				2021			Grand
Sources	Qtr1	Qtr2	Qtr3	Qtr4	Qtr1	Qtr2	Qtr3	Total
Audio Stream	2,215.80	1,955.41	1,924.98	1,939.64	1,978.03	2,137.55	1,543.13	34,234.10
Video Stream	732.38	481.50	449.78	576.41	830.66	850.19	598.48	8,057.50
Track	63.61	62.80	67.68	68.79	64.08	65.33	43.61	1,362.12
Album	27.90	29.46	59.73	48.60	60.98	49.97	27.77	677.17
Royalty Collection	1.51	-	6.32	0.43	0.43	25.07	0.04	86.60
Blank	-	0.01	-	-	-	-	-	0.02
Grand Total	3,041.19	2,529.18	2,508.49	2,633.87	2,934.18	3,128.11	2,213.04	44,417.50

We note the above table includes a line titled “Blank”. Per the Empire distribution statements, the royalty amounts in this row do not have a specified source. However – we note that they are minimal.

“3 Headed Goat” Music Royalty Asset

Summary Overview

The “3 Headed Goat” Music Royalty Asset is the underlying asset of the “3 Headed Goat” Royalty Share Agreement, which contains one hundred percent (100%) writer’s of the public performance royalty income for the composition “3 Headed Goat” which has been recorded by the recording artists Lil Durk, Lil Baby, and Polo G.

Artist Background

Lil Durk is an American rapper and singer from Chicago, Illinois. He is the lead member and founder of the collective and record label, Only the Family (OTF). Durk garnered a cult following with the release of his Signed to the Streets mixtape series (2013–2014), leading to a record deal with Def Jam Recordings. The label released his debut studio albums, Remember My Name (2015) and Lil Durk 2X (2016). In April 2020, Durk made his first appearance on the Billboard Hot 100 with the single “Viral Moment” off his fifth studio album, Just Cause Y’all Waited 2 (2020). Lil Durk’s commercial resurgence continued with singles such as “3 Headed Goat” (featuring Polo G and Lil Baby), “Backdoor,” and “The Voice”; his features on Drake’s 2020 single, “Laugh Now Cry Later” and Pooh Shiesty’s song, “Back in Blood”, as well as his LPs, The Voice (2020) and his joint album with Lil Baby, The Voice of the Heroes (2021)—which became his first release to debut atop the Billboard 200.

Lil Baby is an American rapper. He rose to mainstream fame in 2017 following the release of his mixtape Perfect Timing. Lil Baby’s debut studio album Harder Than Ever (2018) was certified RIAA Platinum and included the song “Yes Indeed” (with Drake), which peaked at six on the Billboard Hot 100. He went on to release two more mixtapes in 2018, Drip Harder and Street Gossip, the former containing his most popular song “Drip Too Hard”, which peaked at number four on the Billboard Hot 100, and the latter peaking at number two on the US Billboard 200. Lil Baby’s second studio album, My Turn (2020), peaked at number one on the Billboard 200 and is certified three times platinum by the RIAA. The song “We Paid” (with 42 Dugg) charted at number ten on the Hot 100. In June 2020, he released the single “The Bigger Picture”, which peaked at number three on the Hot 100, becoming the highest-charting song as a lead artist of his career. In 2021, Lil Baby and Chicago rapper Lil Durk released the collaborative album The Voice of the Heroes, which became his second number one project on the Billboard 200. Throughout his career, Lil Baby has been nominated for three Grammy Awards, two American Music Awards, two MTV Video Music Awards, and seven BET Awards. He was crowned as the biggest all-genre ‘Artist of the Year’ at the Apple Music Awards 2020.

Polo G is an American rapper. In 2018, he rose to prominence with the singles “Finer Things” and “Pop Out” (featuring Lil Tjay). In 2019, he released his debut album Die a Legend, which received generally positive reviews and peaked at number six on the US Billboard 200 and was certified platinum by the RIAA. His second studio album, The Goat (2020), peaked at number two on the Billboard 200 and charted ten singles on the Billboard Hot 100 chart. In 2021, he released the single “Rapstar”, which debuted at number one on the Hot 100 and became his first number one hit on the Hot 100 and first solo top-ten single. The song served as the lead single for his third studio album Hall of Fame (2021), which became Bartlett’s first chart topping album.

Royalty Share Agreement Terms

The “3 Headed Goat” Royalty Share Agreement is between the rightsholder of the “3 Headed Goat” Music Royalty Asset and our company. Pursuant to the agreement, SongVest will be entitled to receive 100% of the revenues earned in connection with the rightsholder’s so-called “writer’s share” of public performance royalties, which will be paid at the percentage interest as defined in the “3 Headed Goat” Royalty Share Agreement for the applicable revenue sources (e.g., Streaming). Sales shall be determined by reference to the royalty statements from the royalties paid to the rightsholder quarterly by ASCAP, which shall be conclusive and binding upon the parties to the agreement, absent manifest error.

Whether SongVest purchases a portion (at minimum, 30%) or the entirety of this Music Royalty Asset depends on the amount SongVest raises in this offering.

Financial Highlights

Note – the data in this section was taken from ASCAP royalty statements sent to the owner of the “3 Headed Goat” Music Royalty Asset, and represents the most recent information available to the Company as of the date of this offering circular.

ASCAP Domestic Writer’s Share

	2020	2021
Composition	4	1	2	Total
3 HEADED GOAT	9,190.49	11,494.69	8,282.48	28,967.66

The royalties paid over the last three quarters from the revenue stream contemplated in the “3 Headed Goat” Royalty Share Agreement have averaged approximately $9,656 per quarter. The total of the three months presented is $28,967.66. Only limited historical data is available due to the release of this track recently occurring in May 2020.

Revenue by Income Type

	2020	2021
Composition	4	1	2	Grand Total
Apple Music	8,179.04	8,772.30	6,441.76	23,393.10
Spotify	618.33	1,125.19	785.21	2,528.74
SoundCloud	-	505.18	433.78	938.96
Other Sources	22.96	347.20	156.40	526.56
Radio	62.57	153.78	199.80	416.15
YouTube	-	315.25	54.64	369.89
Pandora	127.77	117.66	97.00	342.44
Tidal	114.45	104.03	68.00	286.48
Amazon Music	65.35	54.09	45.90	165.35
Grand Total	9,190.49	11,494.69	8,282.48	28,967.66

Top revenue sources by provider are shown above, with smaller revenue sources grouped together under “Other Sources”.

“Sanguine Paradise” Music Royalty Asset

Summary Overview

The “Sanguine Paradise” Music Royalty Asset is the underlying asset of the “Sanguine Paradise” Royalty Share Agreement. It contains one hundred percent (100%) of the writer’s share of income from the compositions included in the “Sanguine Paradise” Music Royalty Asset, including the composition “Sanguine Paradise” recorded by recording artist Lil Uzi Vert. Lil Uzi Vert is a major United States hip-hop recording artist.

“Sanguine Paradise” Royalty Share Agreement Terms

The “Sanguine Paradise” Royalty Share Agreement is between the rightsholder of the “Sanguine Paradise” Music Royalty Asset and our company. Pursuant to the “Sanguine Paradise” Royalty Share Agreement, SongVest has the right to receive 100% of the writer’s share of revenue for the full term of copyright in the “Lil Uzi Vert’s Sanguine Paradise” Music Royalty Asset compositions. Revenues the company will be entitled to receive from the “Lil Uzi Vert’s Sanguine Paradise” Music Royalty Asset pursuant to this agreement include revenues earned in connection with the so-called “writer’s share” of the compositions, which will be paid at the percentage interest as defined in the “Sanguine Paradise” Royalty Share Agreement for the applicable revenue sources (e.g., Streaming). Sales shall be determined by reference to the royalty statements from the royalties paid to the rightsholder by BMI, which shall be conclusive and binding upon the parties, absent manifest error.

Whether SongVest purchases a portion (at minimum, 30%) or the entirety of this Music Royalty Asset depends on amount SongVest raises in this offering.

Financial Highlights

The data in in this section was taken from BMI royalty statements sent to the owner of the “Lil Uzi Vert’s Sanguine Paradise” Music Royalty Asset, and represents the most recent information available to the Company as of the date of this offering circular.

The royalties paid over the last year from all revenue streams contemplated in the “Sanguine Paradise” Royalty Share Agreement have averaged approximately $2,297 per quarter.

100% - BMI Writer’s Share

	2019
TITLE NAME	1	2	3	4
SANGUINE PARADISE	-	$26,101.60	$6,346.92	$3,362.65
DO IT	$385.08	$315.71	$309.57	$238.06
ROTATION	$3.01	$1.43	$0.97	$0.86
PROJECT BITCH	-	$0.17	$2.37	$1.44
LIES	$1.63	$0.62	$0.40	$0.36
PURGE	-	-	-	-
ADDITIONAL REVENUE	$0.08	-	-	-
SHAKE THAT AHH	$0.27	$0.13	$0.07	$0.08
MONEY PROBLEM	$0.28	$0.13	$0.11	$0.10
NORMALZUSCHLAG	-	-	-	-
ECSTASY	-	-	-	-
FOR YOU FEAT DEE MULA & MYKK	-	-	-	-
UNREPORTED TITLE	-	-	-	-
Grand Total	$390.35	$26,419.79	$6,660.41	$3,603.55

	2020				2021
TITLE NAME	1	2	3	4	1	Grand Total
SANGUINE PARADISE	$2,773.85	$2,702.03	$1,938.08	$1,885.43	$1,700.04	$46,810.60
DO IT	$240.51	$212.26	$210.64	$275.60	$252.52	$2,439.95
ROTATION	$0.66	$0.61	$0.54	$0.51	$0.57	$9.16
PROJECT BITCH	$1.06	$0.84	$0.87	$0.65	$0.49	$7.89
LIES	$0.31	$0.30	$0.30	$0.29	$0.25	$4.46
PURGE	-	$1.06	$0.74	$0.66	$0.50	$2.96
ADDITIONAL REVENUE	$0.25	$0.14	-	$0.51	$0.86	$1.84
SHAKE THAT AHH	$0.28	$0.08	$0.09	$0.09	$0.09	$1.18
MONEY PROBLEM	$0.09	$0.13	$0.10	$0.07	$0.07	$1.08
NORMALZUSCHLAG	$0.03	-	$0.74	$0.09	-	$0.86
ECSTASY	$0.49	-	-	-	-	$0.49
FOR YOU FEAT DEE MULA & MYKK	-	-	$0.12	$0.08	$0.06	$0.26
UNREPORTED TITLE	$0.03	-	-	-	-	$0.03
Grand Total	$3,017.56	$2,917.45	$2,152.22	$2,163.98	$1,955.45	$49,280.76

The graph presented above is an expression of the historical earnings trend as reported by BMI for the preceding nine quarters.

Revenue by Income Type

100% - BMI Writer’s Share

	2019
Performance Source	1	2	3	4
APPLE	$134.41	$15,749.50	$2,156.75	$1,364.38
SPOTIFY	$42.66	$7,705.87	$1,881.27	$1,126.22
SIRIUS XM	-	$1,506.97	$1,289.18	$300.78
YOUTUBE	$45.09	$635.29	$619.97	$229.37
GENERAL	$24.32	$10.70	$31.74	$48.68
PANDORA	$19.37	$102.19	$160.67	$170.82
OTHER SOURCES	$33.21	$161.65	$164.42	$129.06
SOUNDCLOUD	$2.10	$306.81	$159.31	$129.22
RADIO	$80.11	$155.40	$89.99	$51.76
AMAZON	$3.60	$81.86	$102.50	$53.26
FACEBOOK	$5.48	$3.55	$4.61	-
Grand Total	$390.35	$26,419.79	$6,660.41	$3,603.55

	2020				2021
Performance Source	1	2	3	4	1	Grand Total
APPLE	$909.76	$736.62	$650.92	$636.26	$557.87	$22,896.47
SPOTIFY	$890.53	$626.27	$598.66	$526.45	$480.50	$13,878.43
SIRIUS XM	$184.34	$149.63	$99.41	$40.60	$20.03	$3,590.94
YOUTUBE	$275.79	$207.42	$213.07	$249.85	$254.59	$2,730.44
GENERAL	$203.80	$937.45	$354.19	$353.55	$355.06	$2,319.49
PANDORA	$139.09	$112.29	$97.78	$85.86	$96.81	$984.88
OTHER SOURCES	$182.63	$55.15	$46.21	$77.82	$26.66	$876.81
SOUNDCLOUD	$82.87	$56.19	$44.06	$41.02	$38.31	$859.89
RADIO	$42.86	$20.14	$31.02	$29.03	$40.52	$540.83
AMAZON	-	-	-	$123.54	$67.34	$432.10
FACEBOOK	$105.89	$16.29	$16.90	-	$17.76	$170.48
Grand Total	$3,017.56	$2,917.45	$2,152.22	$2,163.98	$1,955.45	$49,280.76

Smaller revenue sources are grouped together under the heading Other Sources for presentation purposes.

Composition Listing

Release Title	Title Number
DO IT	14415380
ECSTASY	15357873
FOR YOU FEAT DEE MULA AND MYKK	47303599
LIES	27946126
MONEY PROBLEM	17272235
PROJECT BITCH	30663466
PURGE	43627028
ROTATION	27946082
SANGUINE PARADISE	30118296
SHAKE THAT AHH	25113212

THE COMPANY’S BUSINESS

Overview of our Company

Our company is a limited liability company formed on March 18, 2021, pursuant to the Delaware Limited Liability Company Act, or the LLC Act. We founded RoyaltyTraders LLC with the mission to combine crowdfunding, investing, and a social network involving fans to create a robust online marketplace where the public can acquire shares of Music Royalty Assets in their favorite music artists’ creations. The SongVest Platform allows investors to pick and invest in the royalty streams from compositions by artists, and receive royalty distributions from those assets. Additionally, SongVest allows investors to impact the success of artists with their albums. Record labels are provided with tools and strategies enabled by the SongVest Platform to collectively promote albums, potentially furthering the success of a release, and generating more revenue.

Market Opportunity

SongVest is poised to take advantage of the growth of two industries – the music industry, and the growth of centralized marketplaces and crowdfunding platforms. SongVest intends to provide a music platform where investors can purchase shares linked to the royalties of songs via a Royalty Share Agreement.

We believe music royalty owners, such as artists, record labels, songwriters, producers and estate heirs, are looking for ways to diversify their holdings and liquidity. The current options for financing music revenue streams are limited. In addition, investors and fans have limited access to music royalty investment opportunities because they usually do not have direct access to the holders of music rights. We believe there is a market opportunity to provide music fans with an opportunity to invest in multiple music royalty streams at a fractional level for as little as $10 to $20.

Our goal is not just to be an investment platform, but more importantly serve as a central hub for music fans where we can engage with them, which may potentially help boost streaming and other revenue streams of the artists and record labels. Because our fans are investors and have a vested interest in the success of the music they have invested in, we believe it will be a rewarding experience for them.

SongVest has the opportunity to advance the investment music space through its portal that is intended to provide updated information on which artist and album is trending across multiple social, sales, and streaming data streams. This is where fans can come to find new investment opportunities and share the investments they have made. Our expertise in music sales and marketing will facilitate music fan and investor interactions and will be sought after not only for investment purposes but also for our music market expertise.

We believe the music industry is poised for continued growth after a decline because of COVID. Goldman Sachs’ Music Industry’s long-term growth forecast predicts a 26% rise in 2021 and an 18% increase in 2022, with compound annual growth rate (CAGR) settling in at 6% for the period of 2019 to 2030.

In addition, we have seen more and more fans and artists use centralized marketplaces, such as Kickstarter, Indiegogo, and Patreon to create different revenue streams which supports the thesis that if we create a marketplace that allows royalty owners to capitalize on their future royalty earnings today, there is an interest in those types of opportunities.

Key Aspects of Our Business

SongVest Platform

The SongVest Platform at www.songvest.com is intended to be a platform that connects investors with different royalty stream investments, and provides further opportunities for the royalty owners to engage with investors and music fans.

The SongVest Platform will have two main goals: (i) the listing of offerings we have for investment; and (ii) serving as a music portal that will provide social, sales, concert and streaming data to showcase the artists and songs that are driving the royalty investments.

We intend for investors in our offerings to be able to view the Royalty Share Units they own via the SongVest Platform, as well as view royalty information about payments. We intend to release an expanded version of the SongVest Platform in the next 6 months that will include more data sources, including news, and trading information.

Pipeline

We will market to songwriters, producers, publishers and record labels to build the pipeline for investments on the SongVest portal. While songwriters, producers and publishers are more likely to want to monetize their assets, record labels will see this as a way to directly connect with fans in ways they have not been able to before. We believe the real upside is in being able to educate record labels that this new way to have a direct connection with fans will allow them not only to increase current album revenue but also provide other forms of upsell and cross-sell opportunities to drive more revenue.

Competition

Our closest competitors are Royalty Exchange in the US and ANote in Europe. We are currently working on signing up top record labels, artists and obtaining industry backing to lock in SongVest as a first mover status given that our business model is different from the competition.

Royalty Share Agreements

It is our intention that each Royalty Share Agreement we enter into will be based on a template royalty agreement that acts as a standard baseline, however, variations may occur. The form of this baseline Royalty Share Agreement is included as an exhibit to the offering statemen of which this Offering Circular is part, along with the specific Royalty Share Agreements related to each Music Royalty Asset that is related to an offering we are conducting. Generally, only certain terms of the baseline royalty agreement will be subject to negotiation with each royalty holder. We believe that many royalty owners will not “sell” 100% of their Music Royalty Assets in perpetuity but only sell a portion of them for a certain period of time. Therefore, our royalty agreements will be for a certain percentage of the Music Royalty Asset royalty income and for a certain period of time. We are expecting 30 to 40 year terms. We may also offer shorter term offerings with 3 to 10 year terms for sellers who just need a much shorter term and have a smaller financial need. We expect, though, that each Royalty Share Agreement will be structured as a purchase option agreement, which gives us the right, but not the obligation, to purchase the Music Royalty Asset, typically through the proceeds of the offering for the series related to that Royalty Share Agreement.

Our Manager

The company has elected to be a manager managed limited liability company. Under the operating agreement, Sean Peace and Alexander Guiva are designated as the managers of our company. Throughout this Offering Circular, we refer to both managers together as the manager as they may act independently with full authority as “manager” of our company. Our manager will assist the company in identifying Music Royalty Assets to be acquired using the proceeds from the offerings we conduct.

See “Directors, Executive Officers and Significant Employees” for additional information regarding our manager.

Indemnification of our Manager

The operating agreement provides that none of our manager, nor any current or former directors, officers, employees, partners, shareholders, members, controlling persons, agents or independent contractors of our manager, nor persons acting at the request of our company in certain capacities with respect to other entities will be liable to our company, any series or any interest holders for any act or omission taken by them in connection with the business of our company or any series that has not been determined in a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence.

Music Royalty Asset Selection

Our asset selection criteria were established by our manager and are continually influenced by investor demand and current industry trends. The criteria are subject to change from time to time in the sole discretion of our manager. Although we cannot guarantee positive investment returns on the assets we acquire, we endeavor to select assets that are projected to generate positive return on investment, primarily based upon the asset’s historical performance data and assumptions about its ability to produce future royalty income. Our manager, will endeavor to select assets with known royalty income history that have the opportunity to continue to produce royalty income for years to come. Our manager also considers the artist, the release date, top chart position, current social media statistics and other data points that might influence the future earnings of the song or songs represented in the Music Royalty Asset.

We will partner with artists, songwriters, producers, royalty owners and record labels to select songs, albums, and catalogs to be subject to a Royalty Share Agreement. We may select and bundle artists and albums for certain series of Royalty Share Units based on genre, relative success of past albums, fan base demographics, or other factors that make such assets fit together as a cohesive package.

Sourcing.

We have sales reps that will engage potential artists, record labels and songwriters who are interested in participating in the SongVest offerings. They will qualify potential prospects and work with them to understand the opportunity and pull the appropriate materials together. Sales reps are, and will be, paid via commission only on the value of deals sourced and closed upon by the company that such sales reps have introduced to our company.

As compensation for these services, our company will receive a Sourcing Fee equal to 16% of the “purchase price” – i.e., price to purchase the asset set forth in the applicable Royalty Share Agreement for a Music Royalty Asset. The “purchase price” is determined by the company in its sole discretion - however, may utilize a “second price” auction to help determine an appropriate purchase price for an asset. The Sourcing Fee may be waived or reduced by our manager on per series basis.

Due Diligence.

When evaluating an asset, we will consider the growth, its potential, historical significance, ownership history, past valuation of the asset and comparable assets. Our diligence process will include a review of public auction data, opinions from music advisors in our network, precedent and comparable transactions, among other metrics. We will also complete diligence on the royalty owners themselves and their assets. We will validate that there are no tax liens, divorce decrees, UCC filings or other factors that might encumber or impact the future royalty streams. The diligence process will be a part of a memo that will be put together for an investment review.

Asset Management.

Management of Music Royalty Assets we acquire will involve management of the relationship with the royalty rights holders, as well as oversight of compliance with the terms of the Royalty Share Agreements entered into by the company and royalty holders, to ensure that the company is receiving all payments owed to it pursuant to the terms of the applicable Royalty Share Agreement. The company will monitor the royalty distributions that are due on Music Royalty Assets and will allocate royalty streams to the right owners in a timely manner after such distributions are received by the company.

As compensation for such services, our company will receive an Administrative Fee equal to a certain percentage (up to a maximum of 10%) of value of the royalty payments collected by our company to be distributed to holders of the Royalty Share Units. Such percentage will be determined by for each series on an individual basis. We note that Administrative Fees will only be deducted from distributions actually made to holders of Royalty Share Units—and if there are no royalty payments paid, no Administrative Fees will be received by our company.

Employees

The company does not currently have any employees except for its two managers. We are currently using consultants for sales, operations and finance, but will be looking to add full-time staff down the road. The company also currently has one sales rep, which is not an employee of the company, and works on a commissions-only basis.

Government Regulation

The types of music royalties available to our company are governed by U.S. copyright law. The Copyright Act establishes compulsory license fees for musical works categorized as “mechanical royalties” along with the writers share and publishers share of music copyright. Additionally, we may utilize other types of royalty streams, like producers share or other specific royalty generating areas that can be contractually secured.

Legal Proceedings

None of our company or our manager is presently subject to any material legal proceedings.

Other SongVest Operations

Our company owns and operates the SongVest Platform. In addition to providing a platform through which our Royalty Share Units may be offered and sold, the SongVest Platform is also a marketplace where music royalty rights can be purchased and sold through traditional commercial contract processes, such as assignments or advances. The SongVest Platform facilities the sales by holders of such assets to purchasers for a commission. From time to time, the company may also broker music catalog deals, assisting in the sale of an artist’s entire catalog to a seller. For all such sales made on the SongVest Platform, our company usually charges a fee equal to 12.5% of the proceeds from the sale. The music royalty rights that are sold on the SongVest platform in this manner are sold as a whole asset to a single purchaser, and are not subdivided in any way.

Our company intends to continue these activities on the SongVest Platform, and to continue generating revenues from these operations – but such activities will be kept separate and apart from the offerings described in this Offering Circular.

Allocations of Expenses

To the extent relevant, Offering Expenses, Acquisition Expenses, Operating Expenses, revenue generated from Music Royalty Assets made by our company will be allocated amongst the various series of Royalty Share Units. By way of example, it is anticipated that revenues and expenses will be allocated as follows:

Revenue or Expense Item	Details	Allocation Policy (if revenue or expense is not clearly allocable to a specific Music Royalty Asset)
Revenue	Revenue from royalty income	Allocable pro rata to the holders of the related Royalty Share Units after deduction of expenses.

Offering Expenses	Filing expenses related to submission of regulatory paperwork for a series of Royalty Share Units	The amount to be recovered by our company as stated in the Use of Proceeds above.

	Professional expenses related to the submission of regulatory paperwork for a series of Royalty Share Units	The amount to be recovered by our company as stated in the Use of Proceeds above.

	Audit and accounting work related to the regulatory paperwork or	The amount to be recovered by our company as stated in the Use of Proceeds above.

	Escrow agent fees for the administration of escrow accounts related to each series of Royalty Share Units	The amount to be recovered by our company as stated in the Use of Proceeds above.

	Compliance work including diligence related to the preparation of a series	The amount to be recovered by our company as stated in the Use of Proceeds above.

Sourcing Fee	Compensation for due diligence and efforts to secure a Music Royalty Asset	The amount to be recovered by our company as stated in the Use of Proceeds above.

Administrative Fee	Compensation for administration of the royalty payments to holders of the Royalty Share Units	Amount to be paid to our company is a percentage (not to exceed 10%) of the value of the royalty payments collected by our company to be distributed to holders of each series of Royalty Share Units. Such percentage will be determined on a series by series basis by our company.

Notwithstanding the foregoing, our manager may revise and update the allocation policy from time to time in its reasonable discretion without further notice to investors.

DESCRIPTION OF PROPERTY

The company currently leases office space at 1053 East Whitaker Mill Road, Suite 115, Raleigh, NC 27604. The monthly rent is $250.

We believe that all this property is suitable and adequate for our business as most employees are working remotely.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Overview

Since its formation on March 18, 2021, our company has been engaged primarily in two areas: selling music catalogs and advances to our customers at auction as well as building the infrastructure to support our new royalty share model by developing the financial, offering and other materials to begin our offerings of Royalty Share Units. We are considered to be a development stage company, since we are devoting substantially all of our efforts to establishing our business and planned principal operations have only recently commenced.

Emerging Growth Company

Upon the completion of our initial offering, we may elect to become a public reporting company under the Exchange Act. We will qualify as an “emerging growth company” under the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1.07 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1.07 billion in non-convertible debt during the preceding three year period.

Operating Results

Revenues. Revenues are generated at the company level. From our inception (March 18, 2021) through September 30, 2021, we generated $115,997 in gross revenues. Revenues were generated from commissions earned by our company on private sales of music catalogs to purchasers in private, one-off transactions.

Operating Expenses. From our inception (March 18, 2021) through September 30, 2021, we incurred $353,669 in operating expenses. The most significant components of our operating expenses during this period were comprised of legal expenses of $110,961, followed by wages, salaries and contractor payments of $135,422. The remainder of expenses during this period were incurred in connection with sales and marketing efforts related to our business of selling music catalogs and advances to our customers ($70,652) as well as general and administrative expenses ($36,634).

Net Loss. As a result of the foregoing, we incurred a net loss of $237,672 for the period from our inception (March 18, 2021) through September 30, 2021.

On September 30, 2021, the company commenced its first offering of its Royalty Share Units for the “Hit The Quan” Royalty Share Agreement. We have not yet sold any Royalty Share Units pursuant to this offering, and have received no proceeds from this offering as of the date of this Offering Circular. Additionally, since our inception, we have been generating revenues by selling music catalogs, advances, and other music royalty assets through the SongVest Platform as described in “The Company’s Business” section of this Offering Circular.

We have normal operating expenses as well as planned additional expenses related to obtaining qualification of the offering statement of which this Offering Circular forms a part and the infrastructure investment needed to support our business operations. Our company will be responsible for its own operating expenses, as well as certain offering expenses applicable to our offerings of a series of Royalty Share Units.

Liquidity and Capital Resources

As of September 30, 2021, our company had $154,985 in cash on hand. As of the date of this Offering Circular, the company is generating revenues from operations (via selling music catalogs and advances to our customers at auctions conducted on our SongVest Platform). As of the date of this offering circular, the company has not received any proceeds from the launch of its first offering of “Hit The Quan” Royalty Share Units, and has not yet issued any Royalty Share Units in that offering to investors. Our company believes it will receive sufficient funding from a combination of revenues from its current, alternative SongVest Platform operations, Sourcing Fees, and Administrative Fees to satisfy our cash requirements for the next twelve months to implement our plan of operations.

Issuances of Equity

In March 2021, the company issued a total of 270,100 of Series A Units at a price of $1.00 per unit. 20,100 of these units were purchased by Sean Peace for $20,100, and 250,000 were purchased by Alex Guiva for $250,000 for total proceeds of $270,100. In June 2021, issued an additional 249,900 of Series A Units at a price of $1.00 per unit resulting in a total of 500,000 Series A Units outstanding at a price of $1.00 per unit in an exempt offering under Section 4(a)(2) of the Securities Act.

In April 2021, the company issued 2,000,000 Common Units at a price of $1.00 per unit in exchange for certain assets contributed into the company by Sean Peace, pursuant to the Contribution Agreement filed as Exhibit 6.1 to this offering statement, of which this Offering Circular forms a part.

Indebtedness

On November 23, 2021, the company entered into a note purchase agreement with Alex Guiva, a member of our Manager, pursuant to which the company issued a convertible note and warrant to Mr. Guiva in exchange for a $300,000 advance to the company. The warrant entitles Mr. Guiva to 0.5% of the fully diluted membership interests in the company on the exercise date at an exercise price of $0.01 per interest. The date at which the warrant is exercised is chosen at Mr. Guiva’s discretion with advance notice provided. The maturity date of the note is November 23, 2023, and it carries an interest rate of 12.5% per annum. The note may be paid off at the company’s option any time prior to March 31, 2022. If the note is not paid off by that date that would entitle Mr. Guiva to convert the outstanding balance of the note at such time into Series A Units. A copy of this note purchase agreement, convertible note and warrant are included as exhibit 6.8 to the offering statement of which this offering circular forms a part.

Plan of Operations

We plan to launch approximately 20 to 30 additional offerings in the next twelve months to fund the purchase of additional Music Royalty Assets.

We intend to generate revenue collecting Sourcing Fees from Music Royalty Assets that our company sources that are purchased using the proceeds of our offerings, and from the management of royalty streams due to Royalty Share Unit holders pursuant to the applicable Royalty Share Agreements entered into by the company. We anticipate collecting royalty streams in fiscal year 2021 to start distributions to purchasers of Royalty Share Units, but do not expect to distribute any dividends to holders of the company’s equity securities. See “Description of Business—Operating Expenses” for additional information regarding the payment of Operating Expenses.

We believe that we will receive sufficient funding from a combination of revenues from our current, alternative SongVest Platform operations, Sourcing Fees, and Administrative Fees to satisfy our cash requirements for the next twelve months to implement the foregoing plan of operations.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Directors, Executive Officers and Key Employees

Our company operates under the direction of our manager, which is responsible for directing the operations of our business, directing our day-to-day affairs, and implementing our investment strategy.

The following table sets forth the name and position of each person designated as a manager.

Name	Position	Age	Term of Office (Beginning)	Approximate hours per week for part-time employees
Sean Peace	Manager	53	March 2021	Full-time
Alexander Guiva	Manager	43	March 2021	Part-time (10 hours)

Sean Peace. Mr. Peace created the original SongVest in 2007 to sell royalties as memorabilia. That led to the creation of Royalty Exchange, the first online market to buy and sell music royalties at auction. Having sold Royalty Exchange in 2015, he has been working on implementing his vision to create the first royalty market exchange platform where fans can invest in their favorite artists via SongVest Records. From 2018 to January 2020 he has been CTO of Curbside Kitchen, a SaaS company that schedules food truck services for commercial and residential locations. From May 2011 until December 2015 he served as Founder and President of Royalty Exchange which was sold in 2015 and still operates today. From November 2008 to May 2011, Mr. Peace had various positions including as partner at Group 19 and Schmooze.me where he had leadership positions overseeing sales and marketing. Prior to these two startup companies, Mr. Peace was a partner and consultant at several companies focusing on business development, operations, and strategic alliances. Mr. Peace received his Bachelor of Economics from the University of North Carolina Chapel Hill in 1991.

Alexander Guiva. Mr. Guiva is a co-founder of RoyaltyTraders LLC. Over the last fifteen years, Mr. Guiva has been an investor in the technology, music, food and manufacturing companies in the US and internationally and closed more than 50 M&A transactions. He serves as Chairman of DevelopScripts LLC dba AuctionSoftware.com, a white-label subscription-based digital platform allowing users to organize, manage, and conduct auctions through a centralized medium facilitating business transactions as well as fundraising efforts. Mr. Guiva is an active investor in the music royalty space, as featured in the Forbes magazine, and his portfolio of royalty assets include works by Cardi B, Cage The Elephant, Dire Straits, Willow Smith, Madcon and others. Mr. Guiva graduated with a BA in Economics from Lyon College.

There are no family relationships between any director, executive officer, person nominated or chosen to become a director or executive officer or any significant employee.

To the best of our knowledge, none of our directors or executive officers has, during the past five years:

●	been convicted in a criminal proceeding (excluding traffic violations and other minor offences); or

●	had any petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing.

Responsibilities of our Manager

Our manager will be responsible for directing the operations of our business, directing our day-to-day affairs, and implementing our investment strategy. Such responsibilities will include, but are not limited to, the following:

●	evaluating Music Royalty Asset acquisitions;

●	evaluating any third party offers for Music Royalty Asset acquisitions;

Compensation of the Manager

The company does not intend to compensate the manager for its services as the company’s manager.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Through November 30, 2021, we compensated our three highest paid directors and executive officers as follows:

Name	Capacity in which compensation was received	Cash Compensation	Other Compensation	Total Compensation
Sean Peace	Manager	$68,000 (1)	$0	$0
Alexander Guiva	Manager	$0 (2)	$0	$0

(1)	Our company has entered into an employment agreement with Sean Peace. Pursuant to this agreement, Mr. Peace is entitled to a base salary of $84,000. In addition, Mr. Peace is eligible to receive bonus compensation based on the performance of our company. For each month, Mr. Peace is entitled to receive additional compensation based on our company’s gross revenues that month, up to a maximum of $3,000 if our company earns $12,000 that month. If Mr. Peace were to receive his maximum bonus under this compensation structure, he could earn a maximum of $120,000 pear year. A copy of this agreement is filed as Exhibit 6.3 to the offering statement, of which this Offering Circular forms a part. We will evaluate Sean Peace’s compensation every year and may adjust it in the future as determined by the board members other than Mr. Peace. It is expected that Mr. Peace’s annual base compensation will increase to $150,000 in 2022.

(2)	Mr. Guiva currently does not receive any compensation, but our company has agreed start paying Mr. Guiva a quarterly fee equal to 2% of its quarterly EBITDA when and if our company achieves EBITDA of over $500,000 for a twelve month period. Such amount will be paid on a quarterly basis to Mr. Guiva. A copy of the agreement between our company and Mr. Guiva is filed as Exhibit 6.4 to the offering statement, of which this Offering Circular forms a part.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth information regarding beneficial ownership of our company’s management, directors, and holders of 10% or more of any class of our voting securities as of December 28, 2021.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of total voting power
Membership Interests (comprised of Series A Units and Common Units)	Sean Peace 1053 East Whitaker Mill Rd, Suite 115, Raleigh 27604	20,100 shares of Series A Units 2,000,000 shares of Common Units	N/A	80%

Membership Interests (comprised of Series A Units and Common Units)	Alexander Guiva 1053 East Whitaker Mill Rd, Suite 115, Raleigh 27604	250,000 shares of Series A Units	N/A	10%

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

On April 26, 2021, our company entered into a Contribution Agreement with Sean Peace, a significant owner of our company, and a member of our manager. Pursuant to this agreement, Mr. Peace assigned and transferred all of his rights and assets in the SongVest Platform to our company, including the websites and domains associated with the SongVest Platform, all legal templates and documents used to complete royalty-related transactions, the full pipeline of potential royalty transactions, all CRM contacts and records of prior conversations and all other, tangible and intangible assets in his possession that are used to conduct royalty-related transactions to the company in exchange for issuance of 2,000,000 Common Units of our company. Prior to entering into the Contribution Agreement, Mr. Peace was the sole owner of the SongVest Platform, and all related rights and assets of the SongVest Platform. A copy of this agreement is filed as Exhibit 6.1 to this offering statement, of which this Offering Circular forms a part.

On March 18, 2021, our company entered into a Service Order Agreement with DevelopScripts, LLC, a software developer, for software development services related to the development of the enhanced version of the SongVest Platform. DevelopScripts, LLC is controlled by Alex Guiva, a significant owner of our company, and a member of our manager. A copy of this agreement is filed as Exhibit 6.2 to this offering statement, of which this Offering Circular forms a part.

On November 23, 2021, the company entered into a note purchase agreement with Alex Guiva, a member of our Manager, pursuant to which the company issued a convertible note and warrant to Mr. Guiva in exchange for a $300,000 advance to the company. The warrant entitles Mr. Guiva to 0.5% of the fully diluted membership interests in the company on the exercise date at an exercise price of $0.01 per interest. The date at which the warrant is exercised is chosen at Mr. Guiva’s discretion with advance notice provided. The maturity date of the note is November 23, 2023, and it carries an interest rate of 12.5% per annum. The note may be paid off at the company’s option any time prior to March 31, 2022. If the note is not paid off by that date that would entitle Mr. Guiva to convert the outstanding balance of the note at such time into Series A Units. A copy of this note purchase agreement, convertible note and warrant are included as exhibit 6.8 to the offering statement of which this offering circular forms a part.

SECURITIES BEING OFFERED

The following is a summary of the principal terms of, and is qualified by reference to, the subscription agreement, attached hereto as Exhibit 4, relating to the purchase of the Royalty Share Units offered hereby. This summary is qualified in its entirety by reference to the detailed provisions of that agreement, which should be reviewed in their entirety by each prospective investor. In the event that the provisions of this summary differ from the provisions of the subscription agreements, the provisions of the subscription agreement shall apply.

General

Our company is offering Royalty Share Units corresponding to specific Music Royalty Assets of our company. Our company has acquired the option to purchase the rights to the Music Royalty Assets by entering into Royalty Share Agreements with the underlying royalty holders. The Royalty Share Agreements are structured as a purchase option agreement, which gives us the right, but not the obligation, to purchase a specific Music Royalty Asset subject to the agreement through the proceeds of the series offering related to that Royalty Share Agreement. Once the company has received sufficient proceeds from an offering of its Series of Royalty Share Units, it will exercise the option, and purchase the Music Royalty Asset pursuant to the applicable Royalty Share Agreement. The Royalty Share Units provide investors with the pro rata right to cash flow generated pursuant to the Royalty Share Agreements, following the deduction of Administrative Fees by our company. The number of Royalty Share Units per Music Royalty Asset is fixed, and is identified on the “Royalty Share Unit Offering Table” above.

Electronic Issuance

All Royalty Share Units will be issued in electronic form only, and maintained through the SongVest Platform.

Minimum Purchase Amount

Investments may be made in denominations of $10 and integral multiples of $10.

Distributions to Holders of Royalty Share Units

As stated above, the Royalty Share Units provide investors with the pro rata right to cash flow (consisting of music royalties) generated pursuant to a particular Royalty Share Agreement, following the deduction of Administrative Fees (as described below) by our company.

As royalties are paid to our company pursuant to a Royalty Share Agreement, SongVest will place all those royalties in a designated bank account. Each calendar quarter, all royalties received by our company pursuant to that Royalty Share Agreement will be distributed to the applicable Royalty Share Unitholders who are holding Royalty Share Units at the time of the distribution, after deducting the Administrative Fee. Administrative fees will only be deducted from distributions actually made to holders of Royalty Share Units in a particular quarter—and if there are no royalty payments paid, no Administrative Fees will be received by our company in that particular quarter.

In some instances, an artist’s royalty payments may be made more or less frequently than quarterly. If multiple royalty payments are made in a single quarter, the company will accrue those royalty payments, and we will make one single distribution to Royalty Share Unitholders (minus our Administrative Fee) at the end of the calendar quarter in which those payments were received. Conversely, if royalty payments are made less frequently than quarterly (for example, bi-annually), then there will be no distributions made until the calendar quarter the royalty payment is received.

By way of example: Artist X is the creator of a number of songs for which Artist X owns the royalties. BMI pays Artist X royalties on a quarterly basis, and Artist X receives approximately $10,000 in royalty payments per quarter resulting from proceeds generated from his music catalog. In February 2022, we enter into a Royalty Share Agreement with Artist X pursuant to which we agree to purchase Artist X’s song catalog. After consummating such purchase, our company is entitled to receive those quarterly royalty payments from BMI. Investors are invited to purchase Royalty Share Units in the Artist X Royalty Share Agreement, entitling them to a portion of the royalty payments paid by BMI to our company. At the end of the quarter (March 31, 2022), $5,000 in royalties are paid to our company by BMI. Those funds are deposited into a designated bank account for the benefit of the Artist X Royalty Share Unitholders and will remain there until distributed to the Artist X Royalty Share Unitholders (maximum of 45 days after March 31, 2022). On the day the $5,000 is distributed, each Artist X Royalty Share Unitholder will receive his or her pro rata share of the $5,000 based on number of shares owned, minus a 10% Administrative Fee – i.e., $4,500. If there are 100 Artist X Royalty Share Units, and 10 investors each have 10 units, then each share would receive $50 minus 10% ($5) or $45. Each investor at 10 units would receive $450 in total.

Expected Rate of Return

There is no expected rate of return for the Royalty Share Units because of the variable nature of the royalty payments.

Obligation to Make Payments

We will be obligated to make payments to holders of Royalty Share Units only if, and to the extent, we receive royalty payments on the corresponding Royalty Share Agreement.

Timing of Royalty Payments

Our company expects to make payments to Royalty Share Unit holders on a quarterly basis within 45 days of the end of every calendar quarter.

Administrative Fee

Prior to payments being made to Royalty Share Unit holders, our company will deduct a certain percentage of the total amount of royalties received from the Music Royalty Asset for that quarterly period to be distributed to the Royalty Share Unit holders of our series. Our company will then distribute the net amount pro rata to the holders of the Royalty Share Units. Our company will determine and set the Administrative Fee for each series of Royalty Share Unit holders, which in no case will exceed 10%. Administrative fees will only be deducted from distributions actually made to holders of Royalty Share Units in a particular quarter. If there are no royalty payments paid to holders of Royalty Share Units, no Administrative Fees will be received by our company in that particular quarter.

Term of the Royalty Share Units

The term of the Royalty Share Units will be consistent with the term of the underlying Royalty Share Agreement. Terms can be as long as 20 to 40 years for acquired royalty rights, or as short as 3 to 10 years for an advance on the royalties.

Final Payment Date

The date our obligation to make payments on a series of Royalty Share Units terminates, unless otherwise extended. The final payment date for each series of Royalty Share Units corresponds to the end date of the corresponding Royalty Share Agreement.

No Security Interest

The Royalty Share Units will be unsecured obligations of our company. In the event the company fails, investors may have difficulty recovering royalties directly from the royalty holder in the event of default by our company.

In the event of a bankruptcy or similar proceeding of our company, the relative rights of the holder of the Royalty Share Units as compared to the holders of unsecured indebtedness of our company are uncertain. If we were to become subject to a bankruptcy or similar proceeding, the holder of our Royalty Share Units will have an unsecured claim against us that may or may not be limited in recovery to the corresponding Royalty Share Agreement.

Exclusive Jurisdiction

Pursuant to our subscription agreement, any dispute in relation to the subscription agreement is subject to the exclusive jurisdiction of a court of the State of North Carolina, and each investor will covenant and agree not to bring any such claim in any other venue. If a holder of the Royalty Share Units were to bring a claim against our company or our manager pursuant to the subscription agreement, it would have to do so in a court of competent jurisdiction in North Carolina.

We believe the provision benefits us by providing increased consistency in the application of North Carolina law in the types of lawsuits to which it applies and in limiting our litigation costs, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. Our company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of our company.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Further, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision would require suits to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction to be brought in federal court located in North Carolina. Investors will not be deemed to have waived our company’s compliance with the federal securities laws and the rules and regulations thereunder.

Waiver of Right to Trial by Jury

Our subscription agreement provides that each investor waives the right to a jury trial for any claim they may have against us arising out of, or relating to, the subscription agreement and any transaction arising under that agreement, which could include claims under federal securities law. By subscribing to this offering, the investor warrants that the investor has reviewed this waiver, and knowingly and voluntarily waives his or her jury trial rights. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law.

FINANCIAL STATEMENTS OF
ROYALTYTRADERS LLC

RoyaltyTraders LLC

Balance Sheet - Unaudited

September 30, 2021

ASSETS

Current Assets
Cash & Cash Equivalents	$154,985
Funds Held for Others	69,660
Short-term Assets
Accounts Receivable	5,099
Royalty Advance Deposits	109,500
Fixed Assets
Construction in Progress - Software	53,741

TOTAL ASSETS	$392,985

LIABILITIES AND MEMBERS’ EQUITY

Current Liabilities
Accounts Payable	$31,300
Credit Card Payable	29,697
Auction Sales Escrow	69,660
Total Liabilities	130,657

Members’ Equity
Current Year Earnings	(237,672)
Owners’ Contribution	500,000
Total Members’ Equity	262,328

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$392,985

The accompanying notes are an integral part of these financial statements.

RoyaltyTraders LLC

Income Statement - Unaudited

Period beginning March 18, 2021 and ending September 30, 2021

Revenue
Royalty Commission Fees	$115,997

Operating Expenses
Legal & Regulatory	110,961
Personnel	135,422
Sales & Marketing	70,652
General & Administrative	36,634

Total Operating Expenses	353,669

Net Loss	$(237,672)

The accompanying notes are an integral part of these financial statements.

RoyaltyTraders LLC

Statement of Members’ Equity - Unaudited

Period beginning March 18, 2021 and ending September 30, 2021

Members’ Equity at March 18, 2021	$-

Capital Contributions	500,000

Net Loss	(237,672)

Members’ Equity at September 30, 2021	$262,328

The accompanying notes are an integral part of these financial statements.

RoyaltyTraders LLC

Statement of Cash Flows - Unaudited

Period beginning March 18, 2021 and ending September 30, 2021

Cash flows from operating activities:
Net income (loss)	$(237,672)
Adjustments to reconcile net loss to net cash used in operating activities:
(Increase) decrease in operating assets:
Accounts receivable	(5,099)
Advance deposits	(109,500)
Increase (decrease) in operating liabilities:
Accounts payable	31,300
Net cash used in operating activities	(83,299)

Cash flows from investing activities:
Purchase of property and equipment	(53,741)
Net cash used in investing activities	(53,741)

Cash flows from financing activities:
Member contributions	500,000
Auction escrow funds	69,660
Credit card financing	29,697
Net cash provided by financing activities	599,357

INCREASE IN CASH AND CASH EQUIVALENTS	224,645

Cash and cash equivalents, at inception March 18, 2021	-

Cash and cash equivalents, September 30, 2021	$224,645

The accompanying notes are an integral part of these financial statements.

RoyaltyTraders LLC

Notes to the Financial Statements - Unaudited

Period beginning March 18, 2021 and ending September 30, 2021

Note A - Summary of Operations and Significant Accounting Policies

A summary of RoyaltyTraders LLC dba SongVest (the “Company”) significant accounting policies in the preparation of the accompanying financial statements follows:

Description of Business

The Company acts as a marketplace connecting buyers and sellers of music royalties. The marketplace provides an opportunity for music right owners to monetize their future royalty streams. RoyaltyTraders packages royalty income streams into royalty unit offerings that are sold to investors as royalty shares. The Company charges a fee for its services and generates income by charging a service fee for managing and distributing the royalty payments to the investors.

Royalty Commission Fees

The Company recognizes royalty commission income at a point in time based upon the completion of the performance obligation of matching music right owners to music royalty investors.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The balances are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. The Company may maintain cash balances in excess of FDIC coverage. Management considers this to be a normal business risk.

Fixed Assets

As a core element of Company business, RoyaltyTraders is developing proprietary software which is currently being accounted for as construction in progress. Once the project is substantially complete, the asset will be finalized and placed into service.

Royalty Advance Deposits

The Company may choose to advance funds to sellers upon the closing of a sale but before the royalty companies responsible for processing the updated sale paperwork have completed this administrative task. A current asset in the form a receivable is recognized at this point, with the receivable being settled upon the receipt of the cash proceeds from the sale.

Auction Sales Escrow

In the Company’s role as a marketplace, investor funds are held in escrow and accounted for as funds due to other parties while an offering is finalized. These funds are released to the seller at that time.

RoyaltyTraders LLC

Notes to the Financial Statements - Unaudited

Period beginning March 18, 2021 and ending September 30, 2021

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Income Taxes

The Members of the Company have elected to be treated as an LLC and taxed as a partnership under provisions of the Internal Revenue Code which provide that in lieu of corporation income taxes, the Members are taxed on the Company’s taxable income. The Company has evaluated its tax positions, expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings and believes that no provision for income taxes is necessary, at this time, to cover any uncertain tax positions.

Subsequent Events

On November 23, 2021, the Company issued a convertible note and warrant to one of its Members in exchange for the Member advancing $300,000 to the Company. The warrant entitles the member to 0.5% of the fully diluted membership interests in the Company on the exercise date at an exercise price of $0.01 per unit. The date at which the warrant is exercised is chosen at the Member’s discretion with advance notice provided. The due date of the note is March 31, 2022, and it carries an interest rate of 12.5% per annum. A default on this note would entitle the Member to conversion of the balance into Series A Units.

The Company evaluated all subsequent events through January 26, 2022, the date the financial statements were available to be issued.

Note B – Related Party Payable

As of March 31, 2021, the Company owed one of its Members $20,000 for the payment of legal professional fees. In May 2021, as part of the raising of additional capital referenced in Note C, the Member elected to have the payable convert to equity as an owner contribution represented in Preferred Series A Units.

RoyaltyTraders LLC

Notes to the Financial Statements - Unaudited

Period beginning March 18, 2021 and ending September 30, 2021

Note C – Equity Issuance

Common Units

In April 2021, the Company issued 2,000,000 units of common equity at a price of $1.00 per unit in exchange for certain assets contributed into the Company by a member. In case the Company makes cash distributions unrelated to a sale, liquidation, or winding up of the Company, the holders of common units are entitled to a pro rata share of 30% of the Company total distribution until Series A Unit holders fully recoup their capital contribution plus accrued preferential dividends. Thereafter, common unit holders are entitled to such distributions according to their percentage ownership.

Preferred Series A Units

In March 2021, the Company issued a total of 250,100 of Series A Units at a price of $1.00 per unit in connection with the initial funding. To increase the level of funding, in June 2021, the Company issued an additional 249,900 of Series A Units at a price of $1.00 per unit resulting in a total of 500,000 Series A Units outstanding at a price of $1.00 per unit. The holders of Series A Units are entitled to receive, when and if declared by the Board, preferential dividends at the rate of 7% cumulative, accruing daily and compounded annually. In the event of liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of Series A Units are entitled to a liquidation preference of $1 per unit plus the accrued preferential dividends. The Series A Unit is convertible into common units at any time by the holder at $1.00 per unit and under other circumstances, as defined in the agreement. In case the Company makes cash distributions unrelated to a sale, liquidation, or winding up of the Company, the holders of Series A Units are entitled to a pro rata share of 70% of the total Company distribution until their capital contribution plus accrued preferential dividends are fully repaid. Thereafter, Series A Unit holders are entitled to such distributions according to their percentage ownership on an as converted basis.

Independent Auditor’s Report

To the Members

RoyaltyTraders LLC

We have audited the accompanying financial statements of RoyaltyTraders LLC (a Delaware limited liability company), which comprise the balance sheet as of March 31, 2021, and the related statement of income, members’ equity and cash flows for the period from inception, March 18, 2021, to March 31, 2021, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RoyaltyTraders LLC as of March 31, 2021, and the results of its operations and its cash flows for the period from inception, March 18, 2021, to March 31, 2021, in accordance with accounting principles generally accepted in the United States of America.

St. Louis, Missouri

April 5, 2021

RoyaltyTraders LLC

Balance Sheet

March 31, 2021

ASSETS
Current Assets
Cash and cash equivalents	$250,100

TOTAL ASSETS	$250,100

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Related party payable	$20,000

Total Liabilities	20,000

Members’ Equity	230,100

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$250,100

The accompanying notes are an integral part of these financial statements.

RoyaltyTraders LLC

Statement of Income

Period beginning March 18, 2021 and ending March 31, 2021

Revenue
Royalty commission fees	$-

Operating expenses
General and administrative expenses	20,000

Total operating expenses	20,000

Net loss	$(20,000)

The accompanying notes are an integral part of these financial statements.

RoyaltyTraders LLC

Statement of Members’ Equity

Period beginning March 18, 2021 and ending March 31, 2021

Members’ Equity at March 18, 2021	$-

Initial Capital Contributions	250,100

Net loss	(20,000)

Members’ Equity at March 31, 2021	$230,100

The accompanying notes are an integral part of these financial statements.

RoyaltyTraders LLC

Statements of Cash Flows

Period beginning March 18, 2021 and ending March 31, 2021

Cash flows from operating activities:
Net income (loss)	$(20,000)
Increase (decrease) in operating liabilities:
Related party payables	20,000
Net cash provided by operating activities	-

Cash flows from investing activities:
Net cash used in investing activities	-

Cash flows from financing activities:
Member contributions	250,100
Net cash used in financing activities	250,100

INCREASE IN CASH AND CASH EQUIVALENTS	250,100

Cash and cash equivalents, at inception March 18, 2021	-

Cash and cash equivalents, March 31, 2021	$250,100

The accompanying notes are an integral part of these financial statements.

RoyaltyTraders LLC

Notes to Financial Statements

March 31, 2021

Note A – Summary of Operations and Significant Accounting Policies

A summary of RoyaltyTraders LLC dba SongVest (the “Company”) significant accounting policies in the preparation of the accompanying financial statements follows:

Description of Business

The Company acts as a marketplace connecting buyers and sellers of music royalties. The marketplace provides an opportunity for music right owners to monetize their future royalty streams. RoyaltyTraders packages royalty income streams into royalty unit offerings that are sold to investors as royalty shares. The Company charges a fee for its services and also generates income by charging a service fee for managing and distributing the royalty payments to the investors.

Royalty Commission Fees

The Company intends to recognize royalty commission income at a point in time based upon the completion of the performance obligation of matching music right owners to music royalty investors.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The balances are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. The Company may maintain cash balances in excess of FDIC coverage. Management considers this to be a normal business risk.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Income Taxes

The Members of the Company have elected to be treated as an LLC and taxed as a partnership under provisions of the Internal Revenue Code which provide that in lieu of corporation income taxes, the Members are taxed on the Company’s taxable income.

The Company has evaluated its tax positions, expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings and believes that no provision for income taxes is necessary, at this time, to cover any uncertain tax positions.

Subsequent Events

The Company evaluated all subsequent events through April 5, 2021, the date the financial statements were available to be issued.

RoyaltyTraders LLC

Notes to Financial Statements - Continued

March 31, 2021

Note B – Related Party Payable

The Company owes one of its Members $20,000 for the payment of legal professional fees. The Company intends to pay the Member back in the second calendar quarter of 2021.

Note C – Equity Issuance

Common Units

In April 2021, the Company issued 2,000,000 units of common equity at a price of $1.00 per unit in exchange for certain assets contributed into the Company by a member.

In case the Company makes cash distributions unrelated to a sale, liquidation, or winding up of the Company, the holders of common units are entitled to a pro rata share of 30% of the Company total distribution until Series A Unit holders fully recoup their capital contribution plus accrued preferential dividends. Thereafter, common unit holders are entitled to such distributions according to their percentage ownership.

Preferred Series A Units

In March 2021, the Company issued a total of 250,100 of Series A Units at a price of $1.00 per unit in connection with the initial funding.

The holders of Series A Units are entitled to receive, when and if declared by the Board, preferential dividends at the rate of 7% cumulative, accruing daily and compounded annually.

In the event of liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of Series A Units are entitled to a liquidation preference of $1 per unit plus the accrued preferential dividends. The Series A Unit is convertible into common units at any time by the holder at $1.00 per unit and under other circumstances, as defined in the agreement.

In case the Company makes cash distributions unrelated to a sale, liquidation, or winding up of the Company, the holders of Series A units are entitled to a pro rata share of 70% of the total Company distribution until their capital contribution plus accrued preferential dividends are fully repaid. Thereafter, Series A unit holders are entitled to such distributions according to their percentage ownership on an as converted basis.

PART III – EXHIBITS

Exhibit Index

Exhibit No.	Description
1.1	Broker-Dealer Agreement with Dalmore Group LLC**
2.1	Certificate of Formation of RoyaltyTraders LLC**
2.2	Limited Liability Company Agreement of RoyaltyTraders LLC **
4.1	Form of Subscription Agreement**
6.1	Contribution Agreement dated April 26, 2021 between RoyaltyTraders LLC and Sean Peace.**
6.2	Service Order Agreement dated March 18, 2021 between DevelopScripts, LLC and RoyaltyTraders LLC**
6.3	Employment Agreement with Sean Peace**
6.4	Management Fee Agreement with Alex Guiva**
6.5	“Hit the Quan” Royalty Share Agreement**
6.6	Form of Listing Agreement**
6.7	Note Purchase Agreement, Convertible Note and Warrant between the Company and Alex Guiva dated November 23, 2021**
6.8	“Sanguine Paradise” Royalty Share Agreement**
6.9	“Gang Forever” Royalty Share Agreement**
6.10	“3 Headed Goat” Royalty Share Agreement**
8.1	Form of Escrow Agreement**
11.1	Consent of Auditor**
12.1	Opinion on legality of the offered Royalty Share Units**
13.1	Testing the Waters Materials (“Hit the Quan” and Genera SongVest Platform)**
13.2	Testing the Waters Materials (“3 Headed Goat”, “Gang Forever”)**

**	Previously filed

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on February 9, 2022.

ROYALTYTRADERS LLC

By:	/s/ Sean Peace
Sean Peace Manager

This offering statement has been signed by the following persons, in the capacities, and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Sean Peace	Manager, principal executive officer, principal financial officer,	on February 9, 2022
Sean Peace	and principal accounting officer

/s/ Alexander Guiva	Manager	on February 9, 2022
Alexander Guiva